Table of Contents

Amendment No. 4 to Post-Qualification Amendment No. 1

File No. 024-12333

EXPLANATORY NOTE

This is an amendment to a post qualification amendment to an offering statement on Form 1-A originally filed by ModVans Inc. (the “Company”) on September 21, 2023, and originally qualified by the Securities and Exchange Commission (the “Commission”) on November 7, 2023. The purpose of this post-qualification amendment is to change the termination date from December 31, 2024 to December 31, 2025 and increase the stock price from $.50/share to $.55/share.

An offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this preliminary offering circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified. This preliminary offering circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a final offering circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the final offering circular or the offering statement in which such final offering circular was filed may be obtained.

PRELIMINARY OFFERING CIRCULAR

SUBJECT TO COMPLETION; DATED MAY 22, 2025

MODVANS INC.

665 Spice Islands Drive, Suite 102

Sparks, NV 89431

www.modvans.com

775-268-2018

UP TO 135,454,545 SHARES OF CLASS B NON-VOTING COMMON STOCK

MAXIMUM OFFERING AMOUNT: $74,500,000

MINIMUM INVESTMENT: $250.25

ModVans Inc., a Delaware corporation (“ModVans” or the “Company”), is offering 135,454,545 shares of our Class B Non-Voting Common Stock (the “Class B Stock”) at an offering price of $0.55 per share on a “best efforts” basis. See “Description of Securities" beginning on page 27. The offering will terminate on the earlier of (i) December 31, 2025, (ii) the date at which $74,500,000 of shares have been sold in the offering, or (iii) the date at which the offering is earlier terminated by the Company in its discretion (the “Termination Date”).

We expect to commence the sale of the Shares as of the date on which the offering statement of which this offering circular is a part is qualified by the United States Securities and Exchange Commission (the “Commission”). At least every 12 months after the offering statement has been qualified by the Commission, the Company will file a post-qualification amendment to include its most recent financial statements.

Investing in our Class B Stock involves a high degree of risk.

See “Risk Factors” beginning on page 3.

	Price to public	Underwriting discounts and commissions	Proceeds to issuer (1)	Proceeds to other persons
Per share	$0.55	N/A	$0.55	N/A
Total Maximum	$74,500,000	N/A	$74,500,000	N/A

(1) Not including legal, accounting and printing expenses and payment processing fees of the offering, which are estimated at $1,625,000 for a fully subscribed offering, not including state filing fees, and not including estimated marketing expenses of $3,750,000 for a fully subscribed offering.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL OF ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

GENERALLY, NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO www.investor.gov.

The Company’s CEO, P.J. Tezza, owns 92% of all voting shares. As the majority owner of voting shares, the CEO can control the vote on the election of directors. This means that investors will have no control over the Board of Directors or management of the Company. Instead, investors must rely on the efforts of P.J. Tezza.

The Company’s Class B Non-Voting Common Stock has no conversion features. Investors that purchase Class B Non-Voting Common Stock may never be entitled to vote.

Sales of these securities will commence on approximately April 1, 2026

The Company is following the “Offering Circular” format of disclosure under Regulation A.

References in this offering circular to “ModVans,” “the Company,” “we,” “us,” or “our” mean ModVans Inc.

THIS OFFERING CIRCULAR MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS “ESTIMATE,” “PLAN,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

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SUMMARY

This summary highlights information contained in this offering circular. It is not complete and does not contain all the information that may be important to you. We urge you to read the entire offering circular carefully, including the “Risk Factors” and our financial statements and the related notes included in this offering circular, before deciding to invest in this offering.

The Company

ModVans designs and manufactures high-tech multipurpose vehicles with camping features and sells direct to consumers on our website, www.modvans.com.

To build our vehicles, we buy vans (“chassis”) wholesale from a large manufacturer, such as Ford, and convert them into motorhomes. Technically, we are a “second stage vehicle manufacturer.” We are also a licensed and certified recreational vehicle ("RV") manufacturer. Our certifications allow our customers access to RV financing, warranties, and insurance. With long term RV financing and low-cost RV insurance, our vehicles have monthly costs similar to a new sport utility vehicle (“SUV”).

We offer six (6) vehicle models in three (3) different sizes. Our patented, award winning, uniquely designed vehicles fit the sweet spot between SUVs and traditional RVs. Many of our customers replace their everyday vehicle with a ModVans vehicle. Our base models have traditional RV systems with propane heating, status display, and mechanical control switches. Our /X Series features giant batteries, giant solar charging systems, high efficiency direct current (“DC”) heating and cooling, and high-tech, application-based RV monitoring and control systems.

Our current chassis are powered by standard internal combustion engines. We are working aggressively on our plan to develop fully electric E-RV models.

ModVans has been in business for six (6) years and has delivered over 170 vehicles to customers all over the United States. We have grown production and revenue every year, had GAAP revenue of $4.99 million in 2023, and upgraded our factory from 22,572 to 30,581 square feet in February 2024.

Our principal executive offices are located at 665 Spice Islands Drive, Suite 102, Sparks, Nevada 89431, and our telephone number is 775-268-2018. Our website address is www.modvans.com. The information contained in our website does not constitute part of this offering circular.

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The Offering

Securities Being Offered	135,454,545 shares of Class B Non-Voting Common Stock
Class B Non-Voting Common Stock outstanding as of May 21, 2025	44,926,215 shares
Class B Non-Voting Common Stock to be outstanding after the offering	A maximum of 180,380,760 shares
Offering price	$0.55 per share.
Use of Proceeds	We intend to use the net proceeds of this offering primarily to lease, buy, or build a larger manufacturing facility to expand our production capacity, to purchase additional inventory and new manufacturing equipment, to fund research and development of our vehicles, predominantly our first all-electric model, and to fund our working capital and for other corporate purposes.
Risk Factors	This investment involves a high degree of risk. You should purchase shares only if you can afford a complete loss of your investment.

Selected Risks Associated with Our Business

•	We have incurred losses from operations to date and may not achieve or maintain profitability in the future.
•	Our operations are dependent upon the services of our executive management and other key individuals, in particular our founder and Chief Executive Officer Peter J. Tezza II.
•	Decreased demand for our products due to fuel shortages or high prices for fuel would adversely affect our business.
•	We may not be able to effectively manage our growth, and any failure to do so may have an adverse effect on our business.
•	Changes in consumer preferences for our products, or our failure to gauge those preferences, could lead to reduced sales or otherwise negatively impact our business.
•	Damage to our reputation could negatively impact our business, financial condition and results of operations.
•	Any failure to protect our intellectual property rights, or any claims that our technology infringes upon the rights of others may adversely affect our business.
•	We depend on third parties for chassis and other components of our vehicles, and the loss of any of these suppliers or the disruption of the operations of these suppliers could affect our ability to obtain chassis or components timely or at competitive prices, which would have a negative impact on our business and results of operations.
•	If customers are unable to obtain financing, we may incur decreased sales.
•	We operate in a highly regulated environment, and if we are found to be in violation of any of the federal, state, or local laws or regulations applicable to us, our business could suffer.
•	You will not have significant influence on the management of the Company.
•	Our Certificate of Incorporation includes a forum selection provision, which could discourage lawsuits against us and limits investors’ ability to bring claims against us in judicial forums they might find preferable.

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RISK FACTORS

An investment in our Class B Stock involves a high degree of risk. You should carefully consider the risks described below, together with all of the other information included in this offering circular, before making an investment decision. If any of the following risks actually occur, our business, financial condition, or results of operations could suffer and you could lose all or part of your investment.

Risks Related to our Business

We have a history of losses from operations and may not achieve or maintain profitability in the future.

The Company has a history of losses from inception and there can be no assurance that we will operate profitably. We cannot assure you that we will achieve or sustain profitability or that our operating losses will not increase in the future. If we do achieve profitability, we cannot be certain that we can sustain or increase profitability on a quarterly or annual basis in the future. We may incur net losses in the future as we increase expense levels on research and development, engineering, manufacturing, marketing, sales and administration as we expand our production capacity and develop new products.

Our business may be affected by certain external factors beyond our control.

Companies within the recreational vehicle industry are subject to volatility in operating results due to external factors, such as general economic conditions, credit availability, consumer confidence, employment rates, prevailing interest rates, inflation, other economic conditions affecting consumer attitudes and disposable consumer income, demographic changes and political changes. Specific external factors that may affect our business include:

•	Overall consumer confidence and the level of discretionary consumer spending;

•	Raw material and commodity price fluctuations;

•	Availability of raw materials and components used in production;

•	Legislative, regulatory and tax law and/or policy developments including their potential impact on our customers or suppliers;

•	Interest rate fluctuations and the availability of credit;

•	Success of new and existing products and services;

•	Consumer preferences;

•	RV retail consumer demographics;

•	Employment and wage trends;

•	Consolidation of RV suppliers;

•	Relative or perceived safety, cost, availability and comfort of recreational vehicle use versus other modes of travel, such as car, cruise ships, air or rail travel; and

•	General economic, market and political conditions, including war, terrorism and military conflict.

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Our operations are dependent upon the services of our executive management and other key individuals, in particular our founder and Chief Executive Officer Peter J. Tezza II, and their loss could materially harm us.

We rely upon the knowledge, experience and skills of our executive management and other key employees to manage our operations and grow our business. This is particularly true of our founder and Chief Executive Officer, Peter J. Tezza II. Our future success depends on, among other factors, our ability to attract and retain executive management, key employees and other qualified personnel. Upon the departure of such employees, our success may depend upon the existence of adequate succession plans. The loss of our executive management or other key employees or the failure to attract or retain qualified employees could have a material adverse effect on us in the event that our succession plans prove inadequate.

Fuel shortages, or high prices for fuel, could have a negative effect on sales of our recreational vehicles.

Gasoline or diesel fuel is required for the operation of our current vehicle models. Shortages or rationing of gasoline and diesel fuel, and significant, sudden increases in the price of fuel have had a material adverse effect on the recreational vehicle industry as a whole in the past and could have a material adverse effect on our business in the future.

We may not be able to effectively manage our growth, and any failure to do so may have an adverse effect on our business.

We intend to increase our production capacity and expand our business significantly in the coming years. Growing our business rapidly will present challenges for our management team. It will require the acquisition of additional manufacturing facilities and skilled labor. We have limited experience manufacturing our products at a large scale. If we are unable to effectively manage our growth, we could face delays and costs that would harm our ability to meet our growth targets and have an adverse effect on our revenues and results of operations.

We expect competition for our products and services.

Many of our competitors and potential competitors are well established and have greater financial, research and development, technical, manufacturing and marketing resources than we have today. They may have the manufacturing, marketing and sales capabilities to complete research, development and commercialization of products more quickly than we can. As of today, there can also be no assurance that current and future competitors will not develop new, enhanced or more cost-effective vehicles.

Changes in consumer preferences for our products, or our failure to gauge those preferences, could lead to reduced sales or otherwise negatively impact our business.

We cannot be certain that historical consumer preferences for recreational vehicles in general, and our products in particular, will remain consistent. Recreational vehicles are generally used for recreational purposes, and demand for our products may be adversely affected by competition from other activities that occupy consumers’ leisure time and by changes in consumer lifestyle, usage pattern or taste. Similarly, an overall decrease in consumer leisure time may reduce consumers’ willingness to purchase our products.

Consumer preferences in vehicles, automotive manufacturers’ responses to those preferences, and governmental mandates could also result in changes in consumer preferences for recreational vehicles or the types of recreational vehicles preferred. These changes could include shifts to smaller vehicles, electric vehicles, autonomous vehicles or other unanticipated changes.

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Our ability to remain competitive depends on our ability to provide innovative product offerings. We believe that the introduction of new features, designs and models will be critical to our future success. Products may not be accepted for a number of reasons, including changes in consumer preferences or our failure to properly gauge consumer preferences. Further, we cannot be certain that new product introductions will not reduce revenues from existing models and adversely affect our results of operations. In addition, our revenues may be adversely affected if our new models and products are not introduced to the market on time or are not successful when introduced. Finally, our competitors’ new products may obtain better market acceptance or render our products obsolete, and/or new technological advances could disrupt our industry.

Damage to our reputation could negatively impact our business, financial condition and results of operations.

Our reputation and the quality of our brand are critical to our business. Any incident that erodes consumer loyalty for our brand could significantly reduce its value and damage our business. We may be adversely affected by any negative publicity, regardless of its accuracy. Also, there has been a marked increase in the use of social media platforms and similar devices, including blogs, social media websites and other forms of internet-based communications that provide individuals with access to a broad audience of consumers and other interested persons. The availability of information on social media platforms is virtually immediate, as is its impact. Information posted may be adverse to our interests or may be inaccurate, each of which may harm our performance, prospects or business. The harm may be immediate and may disseminate rapidly and broadly, without affording us an opportunity for redress or correction.

We rely on various intellectual property rights in order to operate our business. Any failure to protect our intellectual property rights, or any claims that our products or technology infringes upon the rights of others may adversely affect our business.

The Company relies on certain intellectual property rights to operate its business. We currently have one (1) patent issued to us and have filed six (6) other patent applications with the United States Patent and Trademark Office. However, the Company’s intellectual property rights may not be sufficiently broad or otherwise may not provide a significant competitive advantage. In addition, the steps that we have taken to maintain and protect our intellectual property may not prevent it from being challenged, invalidated, circumvented or designed around, particularly in countries where intellectual property rights are not highly developed or protected. In some circumstances, enforcement may not be available to us because an infringer has a dominant intellectual property position or for other business reasons, or countries may require compulsory licensing of our intellectual property. Our failure to obtain or maintain intellectual property rights that convey competitive advantage, adequately protect our intellectual property or detect or prevent circumvention or unauthorized use of such property, could adversely impact our competitive position and results of operations. We also rely on nondisclosure agreements with employees, consultants and other parties to protect, in part, trade secrets and other proprietary rights. There can be no assurance that these agreements will adequately protect our trade secrets and other proprietary rights and will not be breached, that we will have adequate remedies for any breach, that others will not independently develop substantially equivalent proprietary information or that third parties will not otherwise gain access to our trade secrets or other proprietary rights. As we expand our business, protecting our intellectual property will become increasingly important. The protective steps we have taken may be inadequate to deter our competitors from using our proprietary information. In order to protect or enforce our patent rights, we may be required to initiate litigation against third parties, such as infringement lawsuits. Also, these third parties may assert claims against us with or without provocation. These lawsuits could be expensive, take significant time and could divert management’s attention from other business concerns. We cannot assure you that we will prevail in any of these potential suits or that the damages or other remedies awarded, if any, would be commercially valuable.

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We depend on third parties for chassis and other components of our vehicles, and the loss of any of these suppliers or the disruption of the operations of these suppliers could affect our ability to obtain chassis or components timely or at competitive prices, which would have a negative impact on our business and results of operations.

We depend on timely and sufficient delivery of chassis and other components from our suppliers. Ford Motor Company is our current primary supplier of chassis and we have an established wholesale purchasing relationship with Ford. Many of our component parts and materials are purchased from third parties. While van chassis are available from other manufacturers, our current designs and patterns are specific to the Ford Transit chassis. It would take time to change our designs to a different chassis and establish new wholesale purchasing arrangements with another manufacturer. In contrast, many of the parts and materials we purchase from third parties are available from multiple manufacturers and vendors. Nevertheless, it would have a negative effect on our business and results of operations if we were to lose any of our suppliers or if their operations were disrupted in a manner that resulted in delays in our ability to obtain chassis or other components timely or at competitive prices.

We experienced some of these issues in the period 2021 to 2024, as there was a shortage of available Ford Transit chassis due to the COVID-induced global chip shortage. We received none of the 2021 Transits we ordered wholesale from Ford but maintained and grew production by purchasing Ford Transits on the retail market from Ford dealers throughout the US and by developing a “Bring Your Own Chassis” program for our customers. We received 50% of our ordered 2022 Transits and expect production to return to normal levels in 2025. There can be no assurance that future shortages won’t affect our future production.

If customers are unable to obtain financing, we may incur decreased sales.

About 85% of all new car purchases are financed and about 90% of RVs are financed. As a certified RV manufacturer, ModVans offers its customers the option to finance their purchase through lenders that offer RV financing. RV financing is a well-established industry. Banks and other lenders typically offer consumers the option to finance RV purchases with terms up to 20 years. Any regulation affecting our ability to offer financing through third party lenders would adversely affect our business, and higher interest rates and decreased availability of consumer credit may adversely affect our sales.

If we were to become subject to product liability and other claims against us, our business, results of operations and financial condition may be harmed.

We may be subject, in the ordinary course of business, to litigation involving product liability and other claims against us, including, without limitation, wrongful death, personal injury and warranties. We cannot be certain that our insurance coverage will be sufficient to cover all future claims against us. Any claims may cause the premium that we are required to pay for insurance to increase significantly.

Our products and services may experience quality problems from time to time, including from vendor-supplied parts, that could result in decreased sales and gross margin and could harm our reputation.

Our products contain hundreds of parts, many of which are supplied to us by vendors. As with all of our competitors, defects may occur in our products, including from components or materials purchased from our vendors. We cannot assure you that we will detect all such defects prior to distribution of our products. In addition, we cannot assure you that if a defect in a vendor-supplied part were to occur that the vendor would have the ability to financially rectify the defect. Failure to detect defects in our products, including vendor-supplied parts, could result in lost revenue, increased warranty and related costs and could harm our reputation.

We operate in a highly regulated environment, and if we are found to be in violation of any of the federal, state, or local laws or regulations applicable to us, our business could suffer.

We are subject to a wide range of federal, state, and local laws and regulations relating to the manufacture and sale of our products and the conduct of our business in general. We are subject, for example, to consumer protection and unfair trade practice, environmental, health and safety, advertising, intellectual property, tax, privacy, creditor, wage-hour, anti-discrimination, whistleblower and other employment practices laws and regulations. The violation of these or future requirements of laws and regulations could result in administrative, civil, or criminal sanctions against us, which may include fines, a cease-and-desist order against the subject operations, or other actions that could materially adversely affect our operating results. We have incurred and will continue to incur capital and operating expenditures and other costs to comply with these requirements and laws and regulations, and we expect these costs to increase as we expand our operations.

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Risks Related to the Offering

We do not anticipate paying dividends on our common stock.

We have not paid dividends on our common stock since our inception and do not anticipate paying dividends on our common stock in the foreseeable future. Instead, we intend to retain any future earnings for use in the operation and expansion of our business.

You will not have a significant influence on management of the Company.

The Company’s CEO, P.J. Tezza, owns 92% of all voting shares. As the majority owner of voting shares, the CEO can control the vote on the election of directors. This means that investors will have no control over the Board of Directors or management of the Company. Instead, investors must rely on the efforts of P.J. Tezza.

The Company’s Class B Non-Voting Common Stock has no conversion features. Investors that purchase Class B Non-Voting Common Stock may never be entitled to vote.

Our executive officers and directors will make decisions regarding the day-to-day management of the Company. Except as otherwise provided by the Delaware General Corporation Law or the Company’s Certificate of Incorporation, you will not have the ability to vote on the election of directors or any other matter. You will not have the power to take part in the management of the Company and should not purchase shares in this offering unless you are willing to entrust management of the Company to our executive officers and directors.

The Company is not subject to Sarbanes-Oxley regulations and may lack the financial controls and procedures of public companies.

The Company may not have the internal control infrastructure that would meet the standards of a public company, including the requirements of the Sarbanes Oxley Act of 2002. As a privately-held (non-public) Company, the Company is currently not subject to the Sarbanes Oxley Act of 2002, and its financial and disclosure controls and procedures reflect its status as an early-stage non-public company. There can be no guarantee that there are no significant deficiencies or material weaknesses in the quality of the Company’s financial and disclosure controls and procedures. If it were necessary to implement such financial and disclosure controls and procedures, the cost to the Company of such compliance could be substantial and could have a material adverse effect on the Company’s results of operations.

There is no established trading market for the shares.

There is no currently established trading market for the Company’s Class B Stock and none may develop. As a result, if you want to resell your shares in the future, you may not be able to find a buyer. You also may not be able to pledge the shares as collateral.

The Company arbitrarily set the offering price.

The offering price for the shares has been determined by us and is not necessarily related to our asset value, net worth, earnings, or other criteria of value. The factors considered in determining the offering price include an evaluation by management of the history and prospects for our industry and our earnings prospects. We cannot guarantee that the Class B Stock can be resold at the offering price or at any other price.

There is no guarantee of a return of your investment or of any specific rate of return.

There is no assurance that an investor will realize a return on their investment or that they will not lose their entire investment.

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State and federal securities laws are complex, and the Company could potentially be found to have not complied with all relevant state and federal securities law in prior offerings of securities.

We have raised capital in private placements of our securities and pursuant to the Commission’s Regulation Crowdfunding. These securities were not registered with the Commission or any state agency in reliance upon exemptions from such registration requirements. Such exemptions are highly technical in nature. If a court or regulatory body with the required jurisdiction were to conclude that we violated state or federal securities laws in connection with an offering of our securities, we could be required to offer rescission rights to investors in such offering, or could be subject to enforcement, regulatory or other legal action. In addition, investors would have the right to sue for damages or to rescind their purchases of our securities.

Our Certificate of Incorporation includes a forum selection provision, which could discourage lawsuits against us and limit investors’ ability to bring claims against us in judicial forums they might find preferable.

Our Certificate of Incorporation provides that, unless we consent in writing to an alternative forum, the following actions against us may only be brought in the Court of Chancery of the State of Delaware: (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim for breach of a fiduciary duty owed by any director, officer, employee or agent of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law or the Company’s Certificate of Incorporation or Bylaws, or (iv) any action asserting a claim governed by the internal affairs doctrine, in each case, provided that the Court of Chancery has personal jurisdiction over any indispensable parties named as defendants in the action. This provision may discourage lawsuits against us and limit investors’ ability to bring these claims against us in forums they might find preferable. This forum selection provision will not apply to actions arising under the Securities Act of 1933, as amended (the “Securities Act”) or the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

As an “emerging growth company” under the JOBS Act, we are permitted to rely on exemptions from certain disclosure requirements.

We qualify as an “emerging growth company” under the JOBS Act. As a result, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements. For so long as we are an emerging growth company, we will not be required to:

•	Have an auditor report on our internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;

•	Comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the consolidated financial statements (i.e., an auditor discussion and analysis);

•	Submit certain executive compensation matters to stockholder advisory votes, such as “say-on-pay” and “say-on- frequency”; and

•	Disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the Chief Executive Officer’s compensation to median employee compensation.

In addition, Section 102 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our consolidated financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We will remain an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our total annual gross revenues exceed $1.07 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b- 2 under the Exchange Act, which would occur if the market value of our ordinary shares that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period.

Until such time, however, we cannot predict if investors will find our Class B Stock less attractive because we may rely on these exemptions. If some investors find our Class B Stock less attractive as a result, there may be a less active trading market for our Class B Stock and the price of our securities may be more volatile.

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DILUTION

Dilution means a reduction in value, control or earnings of the shares the investor owns.

Immediate Dilution

An early-stage company typically sells its shares (or grants equity incentives like options, restricted stock, or restricted stock units) to its founders and early employees and advisors at a very low cash cost, because they are, in effect, putting their “sweat equity” into the company. When the company seeks cash investments from outside investors, like you, the new investors typically pay a larger sum for their shares than the founders, early employees and advisors, and earlier investors, which means that the cash value of your stake is diluted because all the shares can be viewed as worth the same amount, and you paid more than earlier stockholders for your shares.

The following table summarizes on a pro forma basis at May 21, 2025 the number of shares of capital stock purchased from us, the total consideration paid to us, and the average price per share paid to us by existing stockholders and by investors purchasing shares of Class B Stock in the offering, before deducting estimated offering expenses and assuming all shares are sold in this offering at the offering price of $0.55 per share. All share amounts and prices per share have been adjusted to give effect to the 85 to 1 stock split effected by the Company on September 13, 2023.

Class of Securities	Shares Issued		Total Consideration		Average Price per Share
Existing Stockholders:	Number:	Percent:	Amount:	Percent:
Class A Common Stock	136,000,000	42.04%	$13,600	0.00%	$0.00
Class B Common Stock	44,926,215	13.85%	$1,953,537	2.52%	$0.04
Series Seed Preferred Stock	7,077,100	2.18%	$900,000	1.16%	$0.13
Series Seed Two Preferred Stock	888,600	0.27%	$302,979	0.30%	$0.34

Investors in this Offering:
Class B Common Stock	135,454,545	41.765%	$74,500,000	95.92%	$0.55
Total	324,346,460	100.00%	$77,670,116	100.00%	$0.24

The table above excludes 5,639,750 shares of Class B Stock underlying restricted stock units awarded under the Company’s 2021 Equity Incentive Plan as of May 21, 2025.

The following table demonstrates the dilution that new investors in the Company’s Class B Stock will experience upon investment in the Company. Our deficit in net tangible book value on December 31, 2024 was approximately ($1,052,202), or ($0.0058) per share of common stock. Deficit in net tangible book value per share of common stock represents the amount of our total tangible assets less total liabilities, divided by the total number of shares of common stock outstanding. Dilution per share as represented below is based upon the difference between the offering price of $0.55 per share and the net tangible book value per share of common stock, as adjusted, immediately after this offering, and is based upon 136 million shares of Class A Stock and 44,926,215 shares of Class B Stock outstanding prior to the offering.

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The table presents four scenarios for the convenience of the reader: a $10,000,000 raise from this offering, a $25,000,000 raise from this offering, a $50,000,000 raise from this offering, and a $74,500,000 raise from this offering, before deducting estimated offering expenses and assuming all shares sold in this offering are purchased at the offering price of $0.55 per share. All share amounts and prices per share have been adjusted to give effect to the 85 to 1 stock split effected by the Company on September 13, 2023.

	$10 Million Raise	$25 Million Raise	$50 Million Raise	$74.5 Million Raise
Offering price per share	$0.55	$0.55	$0.55	$0.55
Assumed shares issued in the offering	18,181,818	45,454,545	90,909,091	135,454,545
Assumed gross proceeds from the offering	$10,000,000	$25,000,000	$50,000,000	$74,500,000
Net tangible book value as of December 31, 2023	($1,052,202)	($1,052,202)	($1,052,202)	($1,052,202)
Pro forma net tangible book value after the offering	$8,947,798	$23,947,798	$48,947,798	$73,447,798
Pro forma common stock outstanding after the offering	199,108,033	226,380,760	271,835,306	316,380,760
Net tangible book value (deficit) per share of common stock as of December 31, 2023	(0.0058)	(0.0058)	(0.0058)	(0.0058)
Pro forma net tangible book value per share of common stock after the offering	0.045	0.106	0.180	0.232
Increase in pro forma net tangible book value per share of common stock attributable to the offering	0.051	0.112	0.186	0.238
Dilution in pro forma net tangible book value per share of common stock in the offering ($)	0.499	0.438	0.364	0.312
Dilution in pro forma net tangible book value per share of common stock in the offering (%)	90.8%	79.7%	66.2%	56.7%

The table above excludes our outstanding preferred stock and 5,639,750 shares of Class B Stock underlying restricted stock units awarded under the Company’s 2021 Equity Incentive Plan as of May 21, 2025.

Future Dilution

Another important way of looking at dilution is the dilution that happens due to future actions by the Company. The investor’s stake in a company could be diluted due to that company issuing additional shares. In other words, when the Company issues more shares, the percentage of the Company that you own will go down, even though the value of the Company may go up. You will own a smaller piece of a larger Company.

If the Company decides to issue more shares, an investor could experience value dilution, with each share being worth less than before, and control dilution, with the total percentage an investor owns being less than before. There may also be earnings dilution, with a reduction in the amount earned per share (though this typically occurs only if the company offers dividends, and most early-stage companies are unlikely to offer dividends, preferring to invest any earnings into the company). Dilution can also occur when a company sells more shares in a “down round,” meaning at a lower valuation than in earlier offerings.

If you are making an investment expecting to own a certain percentage of the Company or expecting each share to hold a certain amount of value, it’s important to realize how the value of those shares can change by actions taken by the company in the future.

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PLAN OF DISTRIBUTION

Plan of Distribution

The Company is offering up to $74,500,000 of its Class B Non-Voting Common Stock at an offering price of $0.55 per share.

We plan to market the securities in this offering both through online and offline means. Online marketing may take the form of contacting potential investors through electronic media and posting our offering circular or “testing the waters” materials on an online investment platform. We expect the shares offered in the offering will be sold primarily by our officers and directors. We also may sell shares through registered broker-dealers, but have no such arrangements as of the date of this offering circular. The shares are being sold on a “best efforts” basis. The minimum purchase per investor is $250.25; provided, however, that we may accept subscriptions for less than this amount in our discretion.

Any participation of our officers and directors in selling efforts for all classes of securities in this offering will be conducted in accordance with Rule 3a4-1 under the Exchange Act. None of our officers or directors are subject to any statutory disqualification, as that term is defined in Section 3(a)(39) of the Exchange Act. None of our officers or directors will be compensated in connection with their participation in the offering by the payment of commissions or other remuneration based either directly or indirectly on transactions in our securities. None of our officers or directors are, or have been within the past 12 months, a broker or dealer, and none of them are, or have been within the past 12 months, an associated person of a broker or dealer. At the end of the offering, our officers and directors will continue to primarily perform substantial duties for the Company or on its behalf otherwise than in connection with transactions in securities. Officers and directors will be reimbursed for actual expenses incurred by them in connection with the offering.

The offering will terminate on the earlier of (i) December 31, 2025, (ii) the date at which $74,500,000 of shares has been sold in the offering, or (iii) the date at which the offering is earlier terminated by the Company in its discretion.

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Process of Subscribing

In order to invest, you will be required to complete a subscription agreement (see Exhibit 4.1 to the offering statement of which this offering circular is a part). Investment in the offering is suitable only if an investor does not need liquidity in this investment and can afford to lose all or substantially all of the investment. An investor in the offering is not required to be an “accredited investor,” as defined in Rule 501(a) under the Securities Act. If an investor does not meet the definition of an accredited investor, however, the investor may not invest more than: (a) 10% of the greater of his or her annual income or net worth (for natural persons); or (b) 10% of the greater of its annual revenue or net assets at fiscal year-end (for non-natural persons).

An “accredited investor” is defined as:

(i)	A bank as defined in section 3(a)(2) of the Securities Act of 1933, as amended;

(ii)	A private business development company as defined in section 202(a)(22) of the Investment Advisers Act of 1940;

(iii)	Any organization described in section 501(c)(3) of the Internal Revenue Code, corporation, Massachusetts or similar business trust, or partnership not formed for the specific purpose of acquiring the shares, with total assets in excess of $5,000,000;

(iv)	An individual whose net worth, individually or in addition to that of his or her spouse, at the present time, exceeds $1,000,000 (excluding the value of such individual’s primary residence);

(v)	An individual who has had individual income in each of the two most recent years in excess of $200,000 or joint income with his or her spouse in excess of $300,000 in each of those years and who reasonably expects the same income level in the present year;

(vi)	An entity, all of the equity owners of which are “accredited investors;” or

(vii)	An individual or entity who may otherwise be deemed an “accredited investor” as that term is defined in Rule 501(a) of Regulation D as promulgated by the Securities and Exchange Commission.

We will review each subscription and notify each prospective investor of whether his, her or its subscription has been accepted or rejected. We may, in our sole discretion, refuse to accept any subscription tendered in connection with this offering. Subscription funds received from prospective investors whose subscriptions we do not accept will be promptly returned to such subscribers, without interest. In the event the offering is oversubscribed, we will, in our discretion, allot a lesser number of shares than are subscribed by any method that we deem proper. Subscriptions will only be accepted for full shares, and no fractional shares will be issued.

Upon acceptance of a subscription, the Company will send a confirmation of such acceptance to the subscriber. Upon confirmation that an investor’s funds have cleared, the Company will issue shares to the investor. The Company will notify an investor when shares are ready to be issued and the Company has set up an account for the investor. We will not issue shares in physical or paper form. Instead, our shares will be recorded and maintained on our stockholder register.

If you decide to subscribe for the Class B Stock through our online investment page located at invest.modvans.com, you should complete the following steps:

1.	Go to invest.modvans.com, click on the “Invest Now” button;
2.	Complete the online investment form;
3.	Deliver funds directly by check, wire, debit or credit card, or electronic funds transfer via ACH to the specified account; and
4.	Electronically receive, review, execute and deliver to us a subscription agreement.

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Provisions of Note in our Subscription Agreement

Forum Selection Provision

The subscription agreement that investors will execute in connection with the offering includes a forum selection provision that requires any claims against the Company based on the agreement to be brought in a state or federal court of competent jurisdiction in the State of Delaware, for the purpose of any suit, action or other proceeding arising out of or based upon the subscription agreement. Although we believe the provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits that may be brought to enforce contractual rights and obligations under the subscription agreement and in limiting our litigation costs, to the extent it is enforceable, the forum selection provision may limit investors’ ability to bring claims in judicial forums that they find favorable to such disputes and may discourage lawsuits with respect to such claims. The Company has adopted the provision to limit the time and expense incurred by its management to challenge any such claims. As a company with a small management team, this provision allows its officers to not lose a significant amount of time travelling to any particular forum so they may continue to focus on operations of the Company. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. We believe that the exclusive forum provision applies to claims arising under the Securities Act, but there is uncertainty as to whether a court would enforce such a provision in this context. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision may not be used to bring actions in state courts for suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Investors will not be deemed to have waived the Company’s compliance with the federal securities laws and the rules and regulations thereunder.

Jury Trial Waiver

The subscription agreement that investors will execute in connection with the offering provides that subscribers waive the right to a jury trial of any claim they may have against us arising out of or relating to this agreement, including any claim under federal securities laws. By signing the subscription agreement an investor will warrant that the investor has reviewed this waiver with the investor’s legal counsel, and knowingly and voluntarily waives his or her jury trial rights following consultation with the investor’s legal counsel. If we opposed a jury trial demand based on the waiver, a court would determine whether the waiver was enforceable given the facts and circumstances of that case in accordance with applicable case law. In addition, by agreeing to the provision, subscribers will not be deemed to have waived the Company’s compliance with the federal securities laws and the rules and regulations promulgated thereunder.

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USE OF PROCEEDS

We estimate that our net proceeds from the sale of Class B Stock will be approximately $69,125,000 if the maximum number of shares offered is sold, after deducting estimated offering expenses of $1,625,000 and estimated marketing expenses for the offering of approximately $3,750,000. Such offering expenses are expected to consist of legal, accounting and printing expenses and credit card processing and/or wire transfer fees for online investments. Marketing expenses are expected to consist of advertising and promotional expenses for the offering, including the development and purchase of advertising on social media platforms such as Facebook.

The primary purposes of the offering are as follows:

•	to lease, buy or build a larger manufacturing facility to expand our production capacity;
•	to purchase additional inventory and new manufacturing equipment;
•	to fund expenditures on research and development, particularly the continued design and development of the E-CV1, our first all-electric model;
•	to establish an RV campground on the site of our new manufacturing facility and construct on-site employee housing, provided we raise at least $50,000,000 in this offering; and
•	to fund our working capital needs and for other general corporate purposes.

If we raise gross proceeds of $10 million, $25 million, $50 million, or $75 million in this offering, we intend to use the net proceeds as follows:

	$10M Offering	$25M Offering	$50M Offering	$74.5M Offering
Offering Proceeds
Gross Proceeds	$10,000,000	$25,000,000	$50,000,000	$74,500,000
Offering Expenses	$325,000	$625,000	$1,125,000	$1,625,000
Marketing Expenses	$1,000,000	$1,875,000	$2,500,000	$3,750,000
Net Proceeds Available for Use	$8,675,000	$22,500,000	$46,375,000	$69,125,000
Lease, Purchase or Construct a New Manufacturing Facility	$1,000,000	$1,000,000	$18,000,000	$18,000,000
Purchase Additional Inventory	$2,946,000	$5,892,000	$5,892,000	$5,892,000
Purchase New Manufacturing Equipment	$500,000	$500,000	$2,000,000	$4,000,000
Create an RV Campground at Manufacturing Facility	$0	$0	$2,500,000	$2,500,000
Working Capital and General Corporate Purposes	$867,500	$2,250,000	$4,637,500	$6,462,500
Research and Development	$3,361,500	$12,858,000	$13,345,500	$32,270,500

The table above represents our best estimate of the allocation of the net proceeds of the offering, based upon the current status of our operations, our current plans and current economic conditions. The amount and timing of expenditures will vary depending upon a number of factors, including progress of our operations, technical advances, terms of collaborative arrangements and changes in competitive conditions. We reserve the right to change the amount of the net proceeds that will be used for any purpose to the extent that management determines that a change is advisable. Accordingly, management will have broad discretion regarding the application of the net proceeds of the offering.

Pending application of the net proceeds of the offering, we intend to invest the net proceeds in short-term, interest-bearing investments, such as bank certificates of deposit, United States government obligations and money market instruments.

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THE COMPANY’S BUSINESS

Overview

ModVans designs and manufactures high-tech multipurpose vehicles with camping features and sells direct to consumers on our website, www.modvans.com. ModVans is a certified RV manufacturer and is listed in JD Power’s NADA Guides.

We are a “second stage vehicle manufacturer.” To build our vehicles, we buy vans ("chassis") wholesale from a large manufacturer such as Ford and convert them into Class B motorhomes. We are also a licensed and certified recreational vehicle manufacturer, which allows our customers access to RV financing, warranties, and insurance. With long term RV financing and low cost RV insurance, our vehicles have monthly costs similar to new SUVs. Many of our customers replace their everyday vehicle with a ModVans vehicle.

We offer six (6) vehicle models in three (3) different sizes. ModVans’ vehicles feature unique designs targeted to large consumer vehicle market segments. Our base models have traditional RV systems with propane heating, status display, and mechanical control switches. Our three (3) /X Series models feature giant batteries, giant solar charging systems, high efficiency DC heating and cooling, and high-tech, application-based RV monitoring and control systems. Our batteries, solar charging system, heating system, circuit boards, firmware, app and cloud servers were developed from the ground up, in-house by full time ModVans employees.

Currently the chassis we build on are powered by standard internal combustion engines. We are working aggressively on our plan to develop fully electric E-RV models.

In October 2017, ModVans launched with three (3) employees out of a 2,400 square foot industrial warehouse in Ventura, California. We quickly filled the space and maxed out production at two (2) vehicles per month with eight (8) employees. In early 2020, we moved to an 8,400 square foot industrial warehouse in Oxnard, California. Once again, we outgrew this space quickly, and maxed out production capacity at five to ten (5 to 10) vehicles per month with 25 employees and inventory spread out across three (3) locations. In March 2023 we moved to a 22,572 square foot industrial warehouse located in Camarillo, California. In March 2024 we moved to our current facility, an approximately 30,000 square foot industrial warehouse located in Sparks, Nevada. Since our first sales in 2018, ModVans has delivered over 170 vehicles to customers all over the United States. We have grown revenue every year, generated revenue of approximately $4.6 million in 2022, and achieved $4.99 million in revenue in 2023.

One of the primary factors hindering the growth of ModVans has been insufficient production capacity to meet the current demand for our vehicles. The principal purposes of this offering are to raise funds to lease, buy or build a larger manufacturing facility in Reno, Nevada (or another suitable location) to expand our production capacity from five to ten (5-10) vehicles per month to 100 vehicles per month, purchase additional inventory and new manufacturing equipment, and to fund expenditures on research and development, particularly the continued design and development of the E-CV1, our first all-electric model.

We are raising money to add an additional production facility and establish an RV campground thereon, complete with on-site employee housing (provided we raise at least $50,000,000 in this offering), grow current production from five to ten (5-10) vehicles per month to one hundred (100) vehicles per month by purchasing additional manufacturing equipment and inventory, and continue to develop our new fully electric E-CV1 model.

2024-2025 Highlights

•	In 2024, we relocated from California to a 30,000 square foot manufacturing facility in Sparks, NV making us one of the largest independent camper van manufacturers in the US.
•	In 2024, we launched an online store to sell our in-house designed products related to RV conversions.
•	In 2024, we revealed to investors and customers our next generation floor battery module and accompanying micro BMS design and prototype.
•	In 2025, we revealed to investors our unique and innovative design and specifications for a Range Extended Electric RV based on our real-world experience delivering over 170 gas powered vehicles worth over $20 million to customers all over the US.
•	In 2025, we reduced assembly time for our most complex flagship model MH1/X RV from 8 weeks to 4 weeks though a combination of design and manufacturing efficiency increases.

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Our Products

ModVans builds six (6) different models in three (3) different sizes. Our base models have traditional RV systems with propane heating, status display, and mechanical control switches. Our /X Series models feature giant batteries (the largest available in any production RV), high efficiency DC heating and cooling, and a high-tech, app-based RV monitoring and control system.

CV1. The model CV1 was the first in a planned line of several vehicles. It is a camper van, passenger vehicle, and work truck all in one. It features removable, modular components that allow owners to adjust the layout for their activities. The CV1 is based on the low-roof, medium-length Ford Transit chassis, making it affordable, easy to drive, easy to park, and serviceable by any Ford dealer. Our first CV1 was delivered in June 2018. The CV1 has traditionally been our best-selling model, and our CV1 was chosen the winner of the “Van Life” category at the 2019 RV Experience ("RVX"), an RV industry trade show in Salt Lake City.

CV1 Core Market: SUV Alternative

•	20’ long - same as full-size SUV or pickup truck
•	Advanced chassis features and options such as touchscreen, blind spot alert and 360-degree camera
•	Patented popup top provides over 7’ of standing room in low roof models and second full-sized bed
•	All models seat up to 7 passengers in safe, comfortable seats equipped with child seat attachments
•	Modular seats and cabinets allow multipurpose use
•	Full camping features include: Furnace, A/C, Sink, Stove, Fridge, etc.
•	Adventure ready with popular options for larger tires, AWD, etc.
•	Over 100 CV1s delivered to happy customers all over the US

CV1/M. Many customers requested the CV1 features with more interior height. In response, in 2021, we designed the CV1/M. The CV1/M is in production with the first units delivered to customers in July 2021. During 2022, the CV1/M became our best-selling model.

CV1/M Core Market: SUV Alternative

•	Same floor plan and options as CV1 but with 5’8” of standing room when the popup top is closed
•	Higher roof is more comfortable and open feeling for 2nd and 3rd row passengers
•	Quickly became our most popular model
•	Over 40 CVI/Ms delivered to customers all over the US

MH1. Many customers requested our modular design coupled with features from larger motorhomes such as an interior shower and larger beds. In response, in 2021, we designed the MH1. This model features a unique floorplan and several innovative features such as a popup top and “popup semi-dry” bathroom. The MH1 shares its modular nature, seating system, and appliances with our CV1 and CV1/M models. In comparison to our CV1 and CV1/M, which are intended to be SUV replacements, the MH1 competes more squarely with Class B RVs such as Winnebago’s Revel and Solis and Thor’s Sanctuary and Tellaro. Customer deliveries of the MH1 started in Q3 2022. The ModVans MH1 was named the “Coolest and most Innovative Camper Van” for 2022 by StrangerPalooza, a website and YouTube channel focused on Class B RVs and tips on RV buying, living and travel.

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MH1 Core Market: Class Leading Class B RV (Camper Van)

•	22’ long – slightly longer than a full-sized SUV
•	Largest available beds in Class B RV: True Queen and Full-XL
•	Shares modular design, seating and systems with CV1 and CV1/M
•	Innovative layout with larger beds and L shaped kitchen
•	Innovative, patent pending “pop-up semi-dry bathroom” with interior shower
•	Multi-purpose modular conversion
•	Full camping features: Furnace, A/C, Sink, Stove, Fridge, etc.
•	Adventure ready with popular options for larger tires, AWD, etc.
•	Customer deliveries started Q3 2022

/X Series. Announced in the summer of 2021, the ModVans /X Series line adds additional features to all our vehicle models. We call these upgraded models the CV1/X, CV1/MX, and MH1/X. /X series models feature a patent pending “extreme” capacity lithium battery system that is installed as a floor layer to minimize interior space requirements. The /X Series includes an integrated, computerized monitoring, control, and entertainment system that is application and cloud connected and supports over-the-air updates and upgrades. /X Series vehicles have all electric RV systems with electric powered heating, cooling, and cooktops. Our 100% DC powered electric heating and cooling systems require no voltage conversions and provide 20-50% reduced power use compared with typical AC powered appliances. All /X Series van systems are monitored and controlled by our in-house developed application and cloud servers from anywhere in the world.

With the capacity of 2 Tesla PowerWalls, the /X Series has enough power to run heating, cooling, and cooking appliances off-grid for days or weeks. Our first production CV1 with /X series technology was delivered in April 2022. ModVans built an MH1/X demo van in July 2022 to exhibit at shows. In December, 2022, we delivered models CV1/X, CV1/MX, and MH1/X to customers. Production and delivery of /X Series models has continued throughout 2023 with several vehicles of each model delivered to customers.

/X Series Core Market: Class Leading SUV Alternative and Class B RV

•	Largest available battery in a production RV: 26kwh - the size of 2 Tesla PowerWalls. Larger battery capacities and lower prices are possible.
•	Largest available solar charging capacity in a production RV: Over 1000 watts with custom designed solar panels.
•	High efficiency DC powered heating and cooling is 20-50% more efficient than standard RV systems
•	RV control system designed in-house from the ground up
•	Custom circuit boards, firmware, software and servers
•	Cloud service allows iPhone and Android app to monitor and control batteries, charging, heating, cooling, water system, entertainment system and more
•	All firmware can be upgraded over-the-air
•	Ready for Remote Work with options for SpaceX Starlink Satellite Internet and 5G cell booster
•	Customer deliveries began in Q2 2022

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E-CV1. ModVans plans to develop a line of electric vehicle (“EV”) based multipurpose vehicles. Our first vehicle is under development and is code-named E-CV1. To speed development, minimize risk and costs, and maintain our “second stage” vehicle manufacturing model, we intend to adopt an EV “skateboard” chassis designed and manufactured by a yet to be determined vendor. To meet the unique needs of our customer base, we plan to design our own vehicle bodies and to merge chassis and RV systems such as electrical, cooling and heating.

ModVans believes that the future of all vehicles will be fully electric powered at first by lithium batteries, then by fuel cells or other electric storage systems. The /X series was designed so that its electric systems and controls can be easily moved onto an Electric Vehicle platform.

We believe that our experience building and delivering our current line of Internal Combustion Engine ("ICE") vehicles and RV control systems give us a substantial competitive advantage. The E-CV1 will combine all the best designs, features and knowledge gained from delivering our current line of vehicles to paying customers. We believe that our manufacturing capacity and experience will enable us to capitalize on the fast-growing EV market more quickly than competitors with less real-world experience.

E-CV1 Core Market: Full Electric SUV Alternative and Class B RV

On January 28, 2025, ModVans revealed to its investors plans for a new range extended electric vehicle model, the E-CV1. A design video was presented and projected model details such as features, price and range were shared with investors.

•	Vehicle body and interior designed by an award-winning overland vehicle designer
•	Custom designed body solves unique challenges (queen sized beds!) and looks less like a work van
•	EV “skateboard” chassis manufactured by vendors/partners
•	300+ miles of range + optional range extender
•	App/Cloud connected /X Series Systems already developed and ready to be moved onto EV chassis
•	Public reveal planned in 12 months
•	Customer deliveries are estimated to begin in 24-36 months

Other Potential Revenue Sources

In addition to selling completed vehicles, ModVans may sell its systems and parts to third parties. We have an extensive set of custom designed and manufactured parts that we believe are desirable within the camper van community. For example, we have received thousands of sale inquiries about our driver and passenger cargo door accessories, pop-up tops, pop-up bathroom and other unique features.

Customer Experience

When a customer decides to purchase a ModVans vehicle, they place their order online on our website. They select the vehicle model, choose options and make a deposit, typically between $1,000 and $7,000. Based on the model and options selected and our current production schedule, the reservation system automatically provides a price and estimated delivery date.

When an online order is made, a ModVans team member contacts the customer to confirm selections and make any requested changes. A sales order is then generated and electronically signed. The sales order contains all customer selections and converts the customer’s online order payment into a non-refundable deposit.

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With the sales order and deposit secured, ModVans either orders the customer’s chassis from a vendor or assigns a matching chassis from our “stock” chassis inventory. Ordering a new chassis typically takes about 12 weeks to arrive at our factory from our chassis supplier while stock chassis are immediately available for ModVans production. A typical ModVans RV conversion involves over 2,000 parts, including off-the-shelf parts, which are ordered from various manufacturers and distributors, and custom parts, such as the pop-up top, cabinets and /X Series battery modules and circuit boards, which are manufactured in-house by ModVans or custom manufactured by vendors to ModVans’ designs and specifications. Prior to a fire at our production facility in December 2023 it took our team 2-6 weeks to complete a conversion. See “Events having a material effect on ModVans’ Operations.” We are working to implement more efficient production techniques in order to significantly decrease vehicle manufacturing time. For example, we use wiring harnesses manufactured to our specifications by a vendor, but some wiring connections are made during final assembly with hand crimping tools. We are in the process of adding connectors to all wiring harnesses and assemblies so no manual crimping will be required during final assembly.

While the customer’s vehicle is being built, we work with them to finalize payment or financing and travel arrangements. Most customers come to the ModVans factory to take delivery of their vehicle so they can meet us in person and receive hands-on training. Shipping is available at an additional cost for customers that prefer to have their ModVans vehicle delivered. Most of our customers are new to RV ownership. In the future, we plan to build an RV campground at our factory so customers taking delivery can stay with us a few days to give them extra time to learn how to use their new ModVans RV with easy access to ModVans sales and support team members. This campground will also include on-site employee housing.

Demonstrations

A drawback from selling vehicles exclusively online is that potential customers are unable to physically view a vehicle prior to purchase. As such, we provide in-person demonstrations at our manufacturing facility.

To expand access to in-person demonstrations, in 2021, ModVans built a set of demo vehicles and exhibited them at “adventure vehicle” consumer shows across the United States, including Adventure Van Expo, and Overland Expo. The show venues are primarily outdoors with minimal exhibit requirements. Since then, we have continued to update our demo vehicles to show new options or models and added new shows to our exhibit events schedule.

Intellectual Property

Our success and ability to compete will be enhanced by our ability to develop and maintain proprietary aspects of our technology and operate without infringing on the proprietary rights of others. We rely on a combination of patent, trademark, trade secret, copyright law and contractual restrictions to protect the proprietary aspects of our business.

ModVans holds U.S. patent number 11,572,006B2, issued on February 7, 2023, for a “Vehicle with a Slide-Up Roof.” We have “Notice of Allowance from the USPTO for 3 patents. We have 3 patent applications pending in the United States.

• Vehicle with a Slide-Up Roof – Patent Granted
• Modular, Multi-Purpose Vehicle – Patent Pending
• Boxes to Mount Air Conditioning Appliances Under Vehicle Floor – Patent Pending
• Vehicle Wall Extension Uses Vehicle Windows – Notice of Allowance
• Modular, Popup, Semi-Dry Bathroom – Notice of Allowance
• Vehicle Floor Layer Battery – Patent Pending
• Strong, Lightweight, easy to assemble cabinets with curved corners – Notice of Allowance

We also hold common law trademark rights in our ModVans trademark and the names of our vehicle models. We operate and own the domain name registration for the website at www.modvans.com, where we provide information about the Company and our vehicles.

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Market and Competition

ModVans vehicles are considered Class B motorhomes, also known as camper vans. A camper van is the smallest of the three (3) main types of motorhomes and offers a comfortable travel experience without the intimidating size of a larger motor coach. The Class B RVs are compact and can be used as daily drivers, plus they feature amenities like a kitchen, bathroom and bedroom. They are the easiest to drive, offer the best fuel economy among motorhomes, and are often less expensive than Class A or Class C motorhomes.

In contrast, a Class A motorhome is usually built on a commercial bus or commercial truck chassis. They are significantly larger than camper vans, more expensive, and have worse fuel economy. A Class C motorhome typically features a raised sleeping or storage area that extends over the cab of the RV. Class C motorhomes are less expensive than Class A motorhomes and have gas mileage in between Class A and Class B motorhomes.

While in a broad sense we compete with all types of RVs for customers, our primary competition comes from providers of Class B RVs, many of whom also offer Class A and/or Class C motorhomes.

Many of our competitors, such as Winnebago and Thor, are well established RV manufacturers and have greater name recognition, financial, sales and marketing, manufacturing, technical and other resources than we have today. These competitors may be able to compete effectively with us because in addition to the above-listed factors, they may be able to more quickly introduce new models and technologies, more rapidly address customer requirements, and devote greater resources to the promotion and sale of their vehicles than we can. We also may face competition from newly established competitors. There can be no assurance that current and future competitors will not develop new and enhanced or more cost-effective vehicles.

We believe that we will be able to successfully compete with these competitors because of the superior features of our vehicles described above.

Large RV Manufacturers

Large RV Manufacturers have traditionally designed camping vehicles for retired individuals and couples. During COVID, the market changed and several manufacturers launched Class B RVs with pop-up tops and two (2) beds. However, the vast majority of these manufacturers do not offer the size, style, and feature combinations of ModVans vehicles, which make our vehicles multipurpose.

Custom/Bespoke Camper Van Builders

There are many custom camper van builders. For the right price and a long wait time, some builders offer some of the features available in ModVans vehicles. Very few custom builders are certified RV manufacturers. This means that, unlike ModVans, their customers do not have access to RV financing, warranties, and insurance. Long-term RV financing helps make RVs affordable to a much larger market, as over 90% of RVs are financed with long term loans.

Minivans, SUVs, and Pickup Trucks

Large vehicle manufacturers are focused more towards transitioning to EV platforms, competing with startup EV manufacturers such as Tesla and Rivian, and are not focused on the RV market. We do not expect to see any large vehicle manufacturer currently offer a directly competitive vehicle.

Employees

ModVans currently has 13 full-time employees.

Events having a material effect on ModVans’ Operations

On December 11, 2023, the Company experienced a severe fire in its factory located at 530 Constitution Avenue, Camarillo, California 93012 resulting in the loss of one vehicle. The smoke and soot from the fire rendered the factory unusable for at least six months, therein halting ModVans’ normal operations for approximately 20 weeks. The lack of manufacturing capability resulted in a loss to ModVans’ revenue and forced ModVans to reduce its employees to compensate for lost revenue. Due to the damage and lack of ability to use or access the factory, ModVans terminated the Camarillo lease and entered into a new lease for a space in Sparks, Nevada. ModVans has resumed RV manufacturing and deliveries from its Sparks, Nevada factory. Due to these disruptions, revenues are reduced in 2024 from our high point in 2023.

On January 28, 2025, ModVans revealed to its investors plans for a new range extended electric vehicle model, the E-CV1. A design video was presented and projected model details such as features, price and range were shared with investors.

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THE COMPANY’S PROPERTY

We do not own any real estate. We lease 30,581 square feet of industrial space at 665 Spice Island Drive, Suite 102, Sparks Nevada, which serves as our principal office as well as the manufacturing facility for ModVan’s products. The lease for this facility expires February 2027. The current monthly base rent under this lease is $22,935.75. The lease required a security deposit of $58,751.86.

We believe that this facility is generally in good condition and suitable to carry on our current business, although our plans are to lease, build or buy a larger manufacturing facility as we grow our business so that we can support increased production of ModVans vehicles. We also believe that, if required, suitable alternative or additional space will be available to us on commercially reasonable terms.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our audited financial statements for the years ended December 31, 2024 and 2023, the notes to the financial statements and other financial information included elsewhere in this filing. In addition to historical information, this Management’s Discussion and Analysis of Financial Condition and Results of Operations and other parts of this Annual Report contain forward-looking information that involves risks and uncertainties. Our actual results could differ materially from those anticipated by forward-looking information because of certain factors, including those set forth under “Risk Factors” and elsewhere in this Annual Report.

General

We design and manufacture high-tech multipurpose vehicles with camping features and sell directly to consumers on our website, www.modvans.com. Our vehicles include six models in three different sizes. Our patented, award winning, uniquely designed vehicles fit in the sweet spot between SUVs and traditional RVs. We delivered our first ModVans vehicle in 2018. We have delivered over 170 vehicles to customers all over the United States.

We are a Delaware corporation formed in 2021 in order to effect the reincorporation by merger of WebTez, Inc., a Georgia corporation formed by our founder, Peter J. Tezza II, in 2012.

Restatement of 2023 Financial Statements

During the preparation of the Year ending December 31, 2024, audited financial statements, it was identified that eight vans delivered to customers in 2023, along with six minor customer refund transactions, were incorrectly recorded as deferred revenue (current liabilities) rather than recognized as revenue. As a result, the Company will restate its 2023 financial statements to reclassify $1,058,066 from deferred revenue to revenue. This restatement increases 2023 revenue from $4,994,056 to $6,052,122 and decreases deferred revenue from $1,826,662 to $708,820. The Company is implementing enhanced internal controls to prevent similar misclassifications in future reporting periods. See the accompanying financial statements for additional details.

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Supply Disruption

We depend on timely and sufficient delivery of chassis and other components from our suppliers. During the period of 2021, primarily due to COVID-induced global shortages, we received none of our 2021 wholesale Ford Transit chassis order. We were able to continue to grow production by purchasing chassis on the retail market from Ford dealers throughout the US and by developing a “Bring Your Own Chassis” program for our customers. We were not able to purchase as many chassis at retail as we planned to purchase wholesale, so revenues in 2021 and 2022 were likely reduced. Purchasing chassis retail vs. wholesale likely increased our cost of goods sold and reduced our gross profits in the same years. We received approximately 50% of our 2022 wholesale Ford Transit chassis order. This likely reduced our revenues by 50% in 2022 and 2023. In 2023 and 2024, approximately 80% of our wholesale orders were for Ford’s new Transit model, the “Transit Trail.” In late, 2023 Ford issued a “stop sale” on all Transit Trails due to recall issues. This issue caused us to postpone our wholesale orders and delayed customer deliveries. These factors, combined with events related to the December 2023 factory fire, contributed to a sharp decline in revenue in 2024 and early 2025. As of May 21, 2025, Ford has canceled the Transit Trail and Transit production appears to be back to normal. There can be no assurance that future shortages or other supply chain issues won’t affect our future production.

Financial Condition

As of December 31, 2023 and 2024, our total assets were $1,228,144 and $2,180,147, respectively. The largest component of our assets was inventory, which was $554,723 and $1,013,215 at year end 2023 and 2024, respectively. Inventory consists primarily of parts, materials and vehicles in process but not yet delivered to the customer. Inventory increased due to replacement of inventory after the December 2023 factory fire.

Our total liabilities as of December 31, 2023 and 2024 were $2,764,910 and $3,232,349, respectively. The largest components of our total liabilities are deferred revenue, lease obligations for our factory and a loans payable to shareholders. We record deferred revenue when we receive a customer deposit but have not yet delivered a vehicle to the customer. Revenue is recognized for an order when we deliver a vehicle to a customer and have satisfied our performance obligations. The Company, from time-to-time borrows amounts as loans from its shareholders. The loans do not accrue any interest, are unsecured and payable on demand. The increase in total liabilities is primarily to increased factory lease obligations.

Results of Operation

Net revenue decreased from 2023 to 2024, from $6,052,122 to $1,174,087, principally due to recall issues with the Ford Transit Trail and loss of production capacity due to the December 2023 factory fire. Gross profit decreased from 2023, from $1,593,173 to $607,558, principally due to recall issues with the Ford Transit Trail and loss of production capacity due to the December 2023 factory fire.

Operating expenses decreased 2023 to 2024, from $2,187,484 to $1,765,292. Operating expenses consist of general and administrative expenses, research and development costs, and sales and marketing expenses The decrease was primarily due to reduced staffing levels after our relocation after the December 2023 factory fire.

In 2024, we had other income of $1,421,604, primarily from insurance pay outs due to the December 2023 factory fire.

Net profits changed from 2023 to 2024, from a loss of $1,133,518 to a profit of $256,695. The change from net loss to net profit was primarily due to reduced overhead costs after the December 2023 warehouse fire and increased manufacturing efficiency.

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Liquidity and Capital Resources

As of December 31, 2024, the Company had cash balances of $18,968, and prepaids and other current assets of $262,911.

Since January 1, 2021, we financed our operations principally through revenue, capital contributions, loans from our principal stockholder, and a small business administration loan. On December 31, 2024, we had a total stockholders’ deficit of $1,052,202, a working capital deficiency of $565,300, and an accumulated deficit of $5,778,913.

For the year ended December 31, 2024, net cash used in operating activities was $567,209 and net cash provided by financing activities was $367,856. Net cash provided by financing activities for 2024 was primarily the result of proceeds of $227,869 from the sale of Class B Non-Voting Common Stock (net of issuance costs) via Regulation A and $133,327 from stockholder loans.

Debt

As of December 31, 2023, the 2017 Newtek SBA loan was fully repaid and the outstanding balance was $0.

During 2022, the Company financed an equipment purchase with a loan of $86,367. As of December 31, 2024, the outstanding balance was $48,885.

During 2024, the Company took out a loan with National Funding. As of December 31, 2024, the outstanding balance was $38,889.

CEO and Stockholder Peter J. Tezza II has made unsecured loans to the Company. As of December 31, 2024, the principal amount of those loans was $976,999. Interest is not accruing on this amount and there is no maturity date. The loans may be repaid from time to time by the Company.

On September 26, 2022, the Company entered into a sale-leaseback transaction with Peter J. Tezza II for a demo van (the “Vehicle Lease”). The value of the vehicle as of the date of the Vehicle Lease was $244,622. The term of the lease is 240 months and interest accrues at an annual rate of 7.5%. At the conclusion of the lease, if all payments are made, the total cost of the Vehicle Lease will be $444,661, excluding any cost of repairing excess wear and tear to the van. The Company recognized a right-of-use asset and liability pertaining to this related party transaction.

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Going Concern

We have experienced losses from operations, negative cash flow, and liquidity problems. Our independent accountant’s report accompanying our audited financial statements for the years ended December 31, 2024 and December 31, 2023 includes an explanatory paragraph relating to the uncertainty about our ability to continue as a going concern. The accompanying financial statements do not include any adjustments relating to the recoverability of reported assets or liabilities should we be unable to continue as a going concern.

We have been able to continue based upon our receipt of funds from the issuance of equity securities and borrowings. We have also increased our sales faster than we have increased our cost of goods sold, which enabled us to achieve gross and net profit from operations in 2024. Our ability to continue as a going concern is dependent upon our ability to produce and grow revenues, continue to achieve operating profit, and obtain financing from the issuance of securities and possibly other sources that are sufficient to meet our current and future obligations and enable our business to expand and achieve profitability. Our ability to obtain additional funding cannot be ascertained with any degree of certainty.

We currently anticipate that the net proceeds of our current securities offering and our operating income will be sufficient to meet our anticipated needs for working capital and capital expenditures for the next 12 months. If our operating income together with the proceeds of this offering are not sufficient to satisfy our financing needs, we will be required to seek additional funding or revise our business plan to reduce expenses. Additional funding options could include bank and other borrowings and additional sales of our securities, including equity securities. There can be no assurance that such additional funds, if required, will be available to us on acceptable terms or at all.

Relaxed Ongoing Reporting Requirements

If the Company becomes a public reporting company in the future, it will be required to publicly report on an ongoing basis as an “emerging growth company” (as defined in the Jumpstart Our Business Startups Act of 2012, which the Company refers to as the JOBS Act) under the reporting rules set forth under the Exchange Act. For so long as the Company remains an “emerging growth company,” the Company may take advantage of certain exemptions from various reporting requirements that are applicable to other Exchange Act reporting companies that are not “emerging growth companies,” including but not limited to:

•	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;
•	taking advantage of extensions of time to comply with certain new or revised financial accounting standards;
•	being permitted to comply with reduced disclosure obligations regarding executive compensation in the Company’s periodic reports and proxy statements; and
•	being exempt from the requirements to hold a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

If the Company becomes a public reporting company under the Exchange Act in the future, the Company expects to take advantage of relaxed reporting exemptions until it is no longer an emerging growth company. The Company would remain an “emerging growth company” for up to five years, although if the market value of its Common Stock that is held by non-affiliates exceeds $700 million as of any June 30 before that time, the Company would cease to be an “emerging growth company” as of the following December 31.

If the Company does not become a public reporting company under the Exchange Act for any reason, the Company will be required to publicly report on an ongoing basis under the reporting rules set forth in Regulation A for Tier 2 issuers. The ongoing reporting requirements under Regulation A are more relaxed than for “emerging growth companies” under the Exchange Act. The differences include, but are not limited to, being required to file only annual and semi-annual reports, rather than annual and quarterly reports. Annual reports are due within 120 calendar days after the end of the issuer’s fiscal year, and semi-annual reports are due within 90 calendar days after the end of the first six months of the issuer’s fiscal year.

In either case, the Company will be subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not “emerging growth companies,” and its unitholders could receive less information than they might expect to receive from more mature public companies.

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DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

Name	Position	Age	Term in Office	Full time with the Company?
Directors and Executive Officers Peter J. Tezza II	Director and Chief Executive Officer	55	Since February 2012	Yes
Laura L. Tezza	Director and Chief Operations Officer	56	Since February 2012	Yes

Peter and Laura Tezza are husband and wife.

Officers and Significant Employees

Peter J. Tezza II, Founder, Director and Chief Executive Officer

Mr. Tezza has been a director and the Chief Executive Officer of ModVans since its formation in February 2012. Mr. Tezza attended university at Georgia State University where he received a Bachelor of Science degree in physics. Since completing his education, Mr. Tezza has spent over 20 years working exclusively with startup companies and has experience as both an engineer and a manager.

Laura L. Tezza, Director and Chief Operations Officer

Ms. Tezza has been a director and Chief Operations Officer of ModVans since its formation in February 2012. With substantial experience working in startups and as well as several degrees including a Master of Business Administration from Mills College, Ms. Tezza understands business operation fundamentals such as accounting, human resources, payroll, and customer and vendor relationships.

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COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

During our 2024 fiscal year, the annual compensation of the three (3) highest-paid persons who served as directors or executive officers during such year were as follows:

Name	Capacities in which compensation was received	Cash compensation ($)	Other compensation ($)	Total compensation ($)
Peter J. Tezza II	CEO	$100,000	—	$100,000
Laura L. Tezza	COO	$100,000	—	$100,000
No other directors or executives

For the fiscal year ended December 31, 2023, we did not compensate our directors for their services as directors to the Company.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table displays, as of May 21, 2025, the voting securities beneficially owned by (1) any individual director or officer who beneficially owns more than 10% of any class of our capital stock, (2) all executive officers and directors as a group and (3) any other holder who beneficially owns more than 10% of any class of our capital stock:

Title of class	Name and address of beneficial owner (1)	Amount and nature of beneficial ownership	Percent of class
Class A Stock	Peter J. Tezza II	132,940,000 shares of Class A Stock (2)	97.75%
Series Seed Preferred Stock	Joe Powell	4,987,375 shares of Series Seed Preferred Stock	70.47%
Series Seed Preferred Stock	Paul Casper	1,377,255 shares of Series Seed Preferred Stock	19.46%
Series Seed Preferred Stock	Ron Meyers	712,470 shares of Series Seed Preferred Stock	10.07%
Series Seed Two Preferred Stock	Jerred Chute	293,080 shares of Series Seed Two Preferred	32.98%
Series Seed Two Preferred Stock	David Moore	153,000 shares of Series Seed Two Preferred	17.22%
Series Seed Two Preferred Stock	Katie Coons	263,755 shares of Series Seed Two Preferred	29.68%
Series Seed Two Preferred Stock	James Littlepage	147,059 shares of Series Seed Two Preferred	16.55%
Class A Stock	All Executive Officers and Directors as a Group (2 persons)	136,000,000 shares of Class A Stock	100%

_____________

(1)	c/o ModVans Inc., 665 Spice Islands Drive, Suite 102, Sparks, NV 89431.
(2)	Excludes 3,060,000 shares of Class A stock held by Laura L. Tezza, Mr. Tezza’s spouse. Mr. Tezza disclaims beneficial ownership of such shares.

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INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

CEO and Stockholder Peter J. Tezza II has made unsecured loans to the Company. As of December 31, 2024, the principal amount of those loans was $976,999. Interest is not accruing on this amount and there is no maturity date. The loans may be repaid from time to time by the Company.

On September 26, 2022, the Company entered into a sale-leaseback transaction with Peter J. Tezza II for a demo van (the “Vehicle Lease”). The value of the vehicle as of the date of the Vehicle Lease was $244,622. The term of the lease is 240 months and interest accrues at an annual rate of 7.5%. At the conclusion of the lease, if all payments are made, the total cost of the Vehicle Lease will be $444,661, excluding any cost of repairing excess wear and tear to the van. The Company recognized a right-of-use asset and liability pertaining to this related party transaction.

DESCRIPTION OF SECURITIES

We are offering up to 135,454,545 shares of our Class B Non-Voting Common Stock (“Class B Stock”) to investors in this offering at an offering price of $0.55 per share.

The following description summarizes material terms of our capital stock. The summary does not purport to be complete and is qualified in its entirety by the provisions of our Certificate of Incorporation, as amended, and our Bylaws. For a complete description of our capital stock you should refer to our Certificate of Incorporation, as amended, our Bylaws and applicable provisions of the Delaware General Corporation Law.

Our authorized capital stock consists of 136,000,000 shares of Class A Voting Common Stock, of which 136,000,000 shares are outstanding as of May 21, 2025, 275,000,000 shares of Class B Stock, of which 44,926,215 shares are outstanding as of May 21, 2025, and 15,000,000 shares of Preferred Stock, 8,500,000 of which have been designated as Series Seed Preferred Stock and 2,500,000 of which have been designated as Series Seed Two Preferred Stock. As of May 21, 2025, we had 7,077,100 shares of Series Seed Preferred Stock and 888,600 shares of Series Seed Two Preferred Stock outstanding.

The number of authorized shares of Class A Stock, Class B Stock and Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Company entitled to vote. A class vote is not required.

Common Stock

The Company has two classes of common stock, Class A Voting Common Stock and Class B Non-Voting Common Stock (collectively “Common Stock”). Holders of shares of our Class A Stock are entitled to one vote for each share held on all matters to be voted on by the stockholders. The holders of Class B Stock are not entitled to vote, except as otherwise required by the Delaware General Corporation Law. Except as set forth above, the Class A Stock and Class B Stock have the same rights and preferences and shall be treated as one class of Common Stock.

Holders of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors from funds legally available therefor, subject to the rights of preferred stockholders, if any. The Common Stock has no preemptive, conversion, or similar rights, and there are no redemptive or sinking fund provisions applicable to the Company’s Common Stock.

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In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, after payment or provision for payment of the debts and other liabilities of the Company and of the preferential amounts, if any, to which the holders of Preferred Stock may be entitled, the holders of the outstanding shares of Common Stock will be entitled to share ratably in the remaining net assets of the Company.

Preferred Stock

We are authorized to issue 15,000,000 shares of Preferred Stock. The Board of Directors has the authority to issue the Preferred Stock in one or more series and to determine the powers, preferences and rights and the qualifications, limitations or restrictions granted to or imposed upon any wholly unissued series of undesignated Preferred Stock and to fix the number of shares constituting any series and the designation of such series, without any further vote or action by the stockholders. We have designated 8,500,000 shares as Series Seed Preferred Stock and 2,500,000 shares as Series Seed Two Preferred Stock.

Holders of shares of our Series Seed Preferred Stock and Series Seed Two Preferred are entitled to one (1) vote for each share held on all matters to be voted on by the stockholders. Except as required by law, the Series Seed Preferred Stock and Series Seed Two Preferred Stock vote together with the holders of Class A Stock as a single class.

Holders of Series Seed Preferred Stock and Series Seed Two Preferred Stock are entitled to receive non-cumulative dividends when, as and if declared by the Board of Directors from funds legally available therefor.

With respect to payment of dividends and distribution of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, all shares of the Series Seed Preferred Stock and Series Seed Two Preferred Stock shall rank (i) in parity with each other; (ii) senior to the Common Stock and any other class or series of Preferred Stock or other capital stock of the Corporation created in the future and specifically ranking by its terms junior to the Series Seed Preferred Stock or Series Seed Two Preferred Stock; and (iii) junior to any other class or series of Preferred Stock or other capital stock of the Corporation created in the future and specifically ranking by its terms senior to the Series Seed Preferred Stock or Series Seed Two Preferred Stock.

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company or a change in control (as defined in the Certificate of Designation for the Series Seed Preferred Stock and Series Seed Two Preferred Stock), before any distribution or payment is made to the holders of the Company’s Common Stock, the holders of the Company’s Series Seed Preferred Stock and Series Seed Two Preferred Stock are entitled to be paid out of the assets of the Company available for distribution to its stockholders, in parity with each other, an amount in cash equal to the liquidation preference of such shares. The liquidation preferences of the Series Seed Preferred Stock and Series Seed Two Preferred Stock currently are approximately $0.14 per share and $0.34 per share, respectively (in each case as adjusted for any stock split, stock dividends, recapitalizations, or similar transaction with respect to such series).

After the payment in full of its respective liquidation preference, holders of shares of Series Seed Preferred Stock and Series Seed Two Preferred Stock are entitled to participate with the holders of shares of Common Stock, pro rata based upon the number of shares held by each such holder, in the distribution of the remaining assets and funds of the Company available for distribution to its stockholders after any required distribution have been made with respect to the shares.

The Series Seed Preferred Stock and Series Seed Two Preferred Stock have no preemptive, conversion, or similar rights, and there are no redemptive or sinking fund provisions applicable to such stock.

Forum Selection Provision

Our Certificate of Incorporation requires that the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim for breach of a fiduciary duty owed by any director, officer, employee or agent of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, the Certificate of Incorporation, as amended, or the Bylaws, or (iv) any action asserting a claim governed by the internal affairs doctrine, in each case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein. The foregoing will not apply to any action arising under the Exchange Act.

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ADDITIONAL INFORMATION

We have filed an offering statement on Form 1-A with the Commission under Regulation A of the Securities Act with respect to the Class B Stock offered by this offering circular. This offering circular, which constitutes a part of the offering statement, does not contain all of the information set forth in the offering statement or the exhibits and schedules filed therewith. Statements contained in this offering circular regarding the contents of any contract or any other document that is filed as an exhibit to the offering statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the offering statement. The offering statement, including its exhibits and schedules, may be inspected without charge at the public reference room maintained by the Commission, located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, and copies of all or any part of the offering statement may be obtained from such offices upon the payment of the fees prescribed by the Commission. Please call the Commission at 1-800-SEC-0330 for further information about the public reference room. The Commission also maintains an Internet website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the site is www.sec.gov.

We also maintain a website located at www.ModVans.com. After the completion of this offering, you may access these materials at our website free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the Commission. Information contained on our website is not a part of this offering circular.

ONGOING REPORTING AND SUPPLEMENTS TO THIS OFFERING CIRCULAR

We will be required to make annual and semi-annual filings with the Commission. We will make annual filings on Form 1-K, which will be due by the end of April each year and will include audited financial statements for the previous fiscal year. We will make semi-annual filings on Form 1-SA, which will be due by September 28 each year, which will include unaudited financial statements for the six months to June 30. We will also file a Form 1-U to announce important events such as the loss of a senior officer, a change in auditors or certain types of capital-raising. We will be required to keep making these reports unless we file a Form 1-Z to exit the reporting system, which we will only be able to do if we have less than 300 shareholders of record and have filed at least one Form 1-K.

At least every 12 months, we will file a post-qualification amendment to the offering statement of which this offering circular forms a part, to include the company’s recent financial statements.

We may supplement the information in this offering circular by filing a supplement with the Commission.

All these filings will be available on the Commission’s EDGAR filing system. You should read all the available information before investing.

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MODVANS, INC

Audited Financial Statements

Years Ended December 31, 2024 and 2023

(Expressed in United States Dollars)

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F-1

10586 W Pico Blvd, Suite 224, Los Angeles, CA 90064

www.setapartfs.com

213-814-2809

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors
ModVans, Inc.

Ventura, California

Opinion

We have audited the financial statements of ModVans, Inc. (the “Company”), which comprise the balance sheets as of December 31, 2024, and 2023 and the related statements of operations, changes in stockholders’ equity, and cash ﬂows (collectively, the “financial statements”) for the period ending December 31, 2024, and 2023 and the related notes to the financial statements.

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024, and 2023 and the result of its operations and its cash flows for the period ending December 31, 2024, and 2023 in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for period of twelve months from the date of issuance of these financial statements.

F-2

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users made on the basis of these financial statements.

In performing an audit in accordance with GAAS, we:

• Exercise professional judgment and maintain professional skepticism throughout the audit.

• Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

• Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

• Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

• Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control–related matters that we identified during the audit.

Restatement of 2023 Financial Statements

As discussed in Note 2 of the financial statements, the Company previously recorded proceeds received from vans delivered in 2023 as deferred revenue. Management has determined that such proceeds should have been recognized as revenue in the period the vans were delivered. Accordingly, the 2023 financial statements have been restated to correct the accounting and related disclosures for the deferred revenue.

Going Concern

As discussed in Note 12, certain conditions indicate that the Company may be unable to continue as a going concern. The accompanying financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

May 20, 2025

Los Angeles, California

F-3

Modvans Inc.

Balance Sheets

As of December 31,	2024	2023
(USD $ in Dollars)
ASSETS
Current Assets:
Cash & cash equivalents	$18,968	$9,760
Inventory	1,013,215	554,723
Accounts receivable	–	–
Prepaids and other current assets	262,911	254,758
Total current assets	1,295,094	819,241

Right-of-use assets, related party	176,310	180,935
Right-of-use assets, non related party	533,974	–
Property and equipment, net	174,769	227,969
Total assets	$2,180,147	$1,228,144

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current Liabilities:
Accounts payable	$182,120	$503,626
Credit card	33,998	68,849
Customer and vendor claims	271,557	–
Accrued expenses	208,954	357,894
Deferred revenue	760,661	728,820
SBA loan, net of current portion	–	–
Current portion of lease liabilities	246,284	–
Current portion of lease liabilities - related party	4,983	4,624
Due to shareholders	976,999	843,672
Loan Payable	59,891	53,535
Total current liabilities	2,745,447	2,561,020

Lease liabilities, net of current portion - related party	171,327	176,310
Lease liabilities, net of current portion	287,691	–
SBA loan, net of current portion	–	–
Loan payable	27,884	27,580
Total liabilities	3,232,349	2,764,910

STOCKHOLDERS' EQUITY (DEFICIT)
Preferred stock	796	796
Common stock - Class A	13,600	13,600
Common stock - Class B	4,468	4,408
Additional paid in capital	4,707,848	4,480,039
Accumulated deficit	(5,778,913)	(6,035,608)
Total stockholders' equity / (deficit)	(1,052,202)	(1,536,766)
Total liabilities and stockholders' equity / (deficit)	$2,180,147	$1,228,144

F-4

Modvans Inc.

Statements Of Operations

For Fiscal Year Ended December 31,	2024	2023
(USD $ in Dollars)
Net revenue	$1,174,087	$6,052,122
Cost of goods sold	566,529	4,458,949
Gross profit	607,558	1,593,173

Operating expenses
General and administrative	1,672,763	2,106,407
Research and development	41,457	44,780
Sales and marketing	51,072	36,297
Total operating expenses	1,765,292	2,187,484

Operating loss	(1,157,734)	(594,311)

Other income (expense)
Other income	1,421,604	14,777
Loss on damages	–	(448,380)
Interest expense	(7,175)	(105,605)
Income/(Loss) before provision for income taxes	256,695	(1,133,518)
Provision/(Benefit) for income taxes	–	–
Net Income/(Loss)	$256,695	$(1,133,518)

Loss per Share- Basic and Diluted
Basic	0.0014	(0.0063)
Diluted	0.0014	(0.0063)

F-5

Modvans Inc.

Statements of Changes In Stockholders’ Equity

For Fiscal Year Ended December 31, 2024 and 2023
	Preferred Stock		Common Stock - Class A		Common Stock - Class B		Additional Paid in	Accumulated	Total Stockholders’ Equity /
(in $USD)	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	(Deficit)
Balance—December 31, 2022	87,068	$8	1,600,000	$160	515,950	$50	$4,048,681	$(4,902,090)	$(853,190)
Stock split	7,283,112	728	134,400,000	13,440	43,508,355	4,351	(18,519)	–	–
Issuance of Class B shares	–	–	–	–	72,500	7	28,993	–	29,000
Issuance of Preferred Shares	595,520	60	–	–	–	–	202,927	–	202,987
Stock based compensation	–	–	–	–	–	–	217,957	–	217,957
Net loss	–	–	–	–	–	–	–	(1,133,518)	(1,133,518)
Balance—December 31, 2023	7,965,700	796	136,000,000	13,600	44,096,805	4,408	4,480,039	(6,035,608)	(1,536,766)
Stock split	–	–	–	–	–	–	–	–	–
Issuance of Class B shares	–	–	–	–	593,605	59	227,810	–	227,869
Issuance of Preferred Shares	–	–	–	–	–	–	–	–	–
Stock based compensation	–	–	–	–	–	–	–	–	–
Net lncome	–	–	–	–	–	–	–	256,695	256,695
Balance—December 31, 2024	7,965,700	$796	136,000,000	$13,600	44,690,410	$4,468	$4,707,848	$(5,778,913)	$(1,052,202)

F-6

Modvans Inc.

Statements of Cash Flows

For Fiscal Year Ended December 31,	2024	2023
(USD $ in Dollars)
CASH FLOW FROM OPERATING ACTIVITIES
Net Income/(loss)	$256,695	$(1,133,518)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	105,600	105,600
Non-cash lease expense/ income	–	(15,520)
Stock-based compensation expense	–	217,957
Loss on disposal of assets	10,596	–
Loss on damages	–	(448,380)

Changes in operating assets and liabilities:
Inventory	(458,492)	373,453
Accounts receivable	–	72,345
Prepaid expenses and other current assets	(8,153)	397,756
Accounts payable	(321,506)	464,396
Credit card	(34,851)	68,849
Accrued expenses	(148,940)	146,574
Deferred revenue	31,841	(1,074,160)
Net cash used in operating activities	(567,209)	(824,649)

CASH FLOW FROM INVESTING ACTIVITIES
Purchase of property and equipment	(62,996)	(43,757)
Proceeds from disposal of property and equipment	–	99,715
Net cash used in investing activities	(62,996)	55,958

CASH FLOW FROM FINANCING ACTIVITIES
Due to shareholders	133,327	678,785
Borrowings/ (repayment) on SBA loan	–	(149,742)
Borrowings/ (repayment) of loan payable	6,660	(8,052)
Issuance of common shares	227,869	29,000
Issuance of preferred shares	–	202,987
Net cash provided by financing activities	367,856	752,979

Change in cash	(262,349)	(15,713)
Cash—beginning of year	9,760	25,472
Cash—end of year	$(252,589)	$9,760

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the year for interest	$(7,175)	$(105,605)

OTHER NONCASH INVESTING AND FINANCING ACTIVITIES AND SUPPLEMENTAL DISCLOSURES
Right-of-use assets acquired in exchange for lease liability	$725,779	$–

See accompanying notes to financial statements.

F-7

Modvans Inc.

Notes To The Financial Statements

For The Years Ended December 31, 2024 and 2023

1.	NATURE OF OPERATIONS

WebTez, Inc. was initially formed on February 15, 2012 (“Inception”) in the State of Georgia. On August 23, 2021, the company was converted into a Delaware Corporation as ModVans Inc. (which may be referred to as the "Company", "we," "us," or "our". The Company's headquarters are located in Sparks, Nevada.

ModVans designs and manufactures high-tech multipurpose vehicles with camping features and sells direct to consumers on our website, www.modvans.com. ModVans offers 6 vehicle models in 3 different sizes. Our award winning, uniquely designed vehicles fit the sweet spot between SUVs and traditional RVs.

To build our vehicles, we buy vans (“chassis”) wholesale from a large manufacturer such as Ford and convert them into motorhomes. We are a “second stage vehicle manufacturer.” We are also a licensed and certified RV manufacturer, which allows our customers access to RV financing, warranties, and insurance. With long term RV financing, our vehicles have a monthly payment similar to a new SUV. ModVans has delivered over 160 vehicles to customers all over the US.

2.	SUMMARY SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements have been prepared on the accrual basis of accounting in accordance with US GAAP and the Company has adopted the calendar year as its basis of reporting.

Use of Estimates

The preparation of financial statements in conformity with United States GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Concentration of Credit Risk

The Company is subject to concentrations of credit risks primarily from cash, cash equivalents, restricted cash, accounts receivable, and notes receivable. At various times during the years, the Company may have bank deposits in excess of Federal Deposit Insurance Corporation insurance limits. Management believes any credit risk is low due to the overall financial strength of the financial institutions. Accounts receivable consist of uncollateralized receivables from customers/clients primarily located throughout the United States of America.

Cash and Cash Equivalents

Cash and cash equivalents include all cash in banks, cash on hand and all highly liquid investments with original maturities of three months or less at the time of purchase. As of December 31, 2024 and 2023, the Company’s cash & cash equivalents did not exceeded the FDIC insured limits.

F-8

Modvans Inc.

Notes To The Financial Statements

For The Years Ended December 31, 2024 and 2023

Inventory

Inventory consists primarily of parts, materials and vehicles in process but not yet delivered to the customer. Inventory is recorded at the lower of cost or net realizable value, using a standard costing and specific identification method.

Accounts Receivable and Allowance for Expected Credit Loss

Accounts receivable are carried net of allowance for expected credit losses. The allowance for expected credit losses is increased by provision charged to expense and reduced by accounts charged off, net of recoveries. The allowance is maintained at a level considered adequate to provide for potential account losses based on management’s evaluation of the anticipated impact on the balance of current economic conditions, changes in character and size of the balance, past and expected future loss experience and other pertinent factors.

In June 2016, the FASB issued ASU No. 2016-13, “Financial Instrument – Credit Losses.”. This ASU, and the related ASUs issued subsequently by the FASB introduce a new model for recognizing credit loss on financial assets not accounted for at fair values through net income, including loans, debt securities, trade receivables, net investment in leases and available-for-sale debt securities. The new ASU broadens the information that an entity must consider in developing estimates of expected credit losses and requires an entity to estimate credit losses over the life of an exposure based on historical information, current information and reasonable supportable forecasts.

The Company adopted this ASU on January 1, 2023, using the modified retrospective approach. The adoption of this ASU did not have a material impact on financial statements as Company’s customers are direct consumers. As of December 31, 2024 and 2023, the Company determined an allowance for expected credit loss was not material to these financial statements.

Restatement of 2023 Financial Statements

During the preparation of the Year ending December 31, 2024, audited financial statements, it was identified that eight vans delivered to customers in 2023, along with six minor customer refund transactions, were incorrectly recorded as deferred revenue rather than recognized as revenue. As a result, the Company will restate its 2023 financial statements to reclassify $1,058,066 from deferred revenue to revenue. This restatement increases 2023 revenue from $4,994,056 to $6,052,122 and decreases deferred revenue from $1,826,662 to $708,820. The Company is implementing enhanced internal controls to prevent similar misclassifications in future reporting periods.

As a result of the above, the Company is reclassifying the previously recorded deferred revenue on the balance sheet to revenue in the statement of operations. The net impact of this reclassification is as follows:

a)	Net loss before and after tax for the year ended December 31, 2023, decreased by $1,058,066
b)	The accumulated deficit as of December 31, 2023, and 2024 decreased by $1,058,066.
c)	Total liabilities as of December 31, 2023, decreased by $1,058,066.

F-9

Modvans Inc.

Notes To The Financial Statements

For The Years Ended December 31, 2024 and 2023

Property and Equipment

Property and equipment are stated at cost. Normal repairs and maintenance costs are charged to earnings as incurred and additions and major improvements are capitalized. The cost of assets retired or otherwise disposed of, and the related depreciation are eliminated from the accounts in the period of disposal and the resulting gain or loss is credited or charged to earnings.

Depreciation is computed over the estimated useful lives of the related asset type or term of the operating lease using the straight-line method for financial statement purposes. The estimated service lives for property and equipment is as follows:

Category	Useful Life
Laguna CNC Router	7 years
Tools and equipment	3 - 5 years
Furniture and fixtures	5 years
Vehicle	5 years
Demon vans	7 years
Leasehold improvements	Shorter of useful life or lease term

Impairment of Long-lived Assets

Long-lived assets, such as property and equipment and identifiable intangibles with finite useful lives, are periodically evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. We look for indicators of a trigger event for asset impairment and pay special attention to any adverse change in the extent or manner in which the asset is being used or in its physical condition. Assets are grouped and evaluated for impairment at the lowest level of which there are identifiable cash flows, which is generally at a location level. Assets are reviewed using factors including, but not limited to, our future operating plans and projected cash flows.

The determination of whether impairment has occurred is based on an estimate of undiscounted future cash flows directly related to the assets, compared to the carrying value of the assets. If the sum of the undiscounted future cash flows of the assets does not exceed the carrying value of the assets, full or partial impairment may exist. If the asset carrying amount exceeds its fair value, an impairment charge is recognized in the amount by which the carrying amount exceeds the fair value of the asset. Fair value is determined using an income approach, which requires discounting the estimated future cash flows associated with the asset.

Income Taxes

The Company is a C corporation for income tax purposes. The Company accounts for income taxes under the liability method, and deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying values of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. A valuation allowance is provided on deferred tax assets if it is determined that it is more likely than not that the deferred tax asset will not be realized. The Company records interest, net of any applicable related income tax benefit, on potential income tax contingencies as a component of income tax expense. The Company records tax positions taken or expected to be taken in a tax return based upon the amount that is more likely than not to be realized or paid, including in connection with the resolution of any related appeals or other legal processes. Accordingly, the Company recognizes liabilities for certain unrecognized tax benefits based on the amounts that are more likely than not to be settled with the relevant taxing authority. The Company recognizes interest and/or penalties related to unrecognized tax benefits as a component of income tax expense.

F-10

Modvans Inc.

Notes To The Financial Statements

For The Years Ended December 31, 2024 and 2023

Revenue Recognition

ASC Topic 606, “Revenue from Contracts with Customers” establishes principles for reporting information about the nature, amount, timing and uncertainty of revenue and cash flows arising from the entity’s contracts to provide goods or services to customers.

Revenues are recognized when control of the promised goods or services are transferred to a customer, in an amount that reflects the consideration that the Company expects to receive in exchange for those goods or services. The Company applies the following five steps in order to determine the appropriate amount of revenue to be recognized as it fulfills its obligations under each of its agreements: 1) identify the contract with a customer; 2) identify the performance obligations in the contract; 3) determine the transaction price; 4) allocate the transaction price to performance obligations in the contract; and 5) recognize revenue as the performance obligation is satisfied. To date, no revenue has been recognized.

The Company recognizes revenue from the sale of recreational vehicle models when the vehicle has been delivered to the customer and the Company has satisfied its performance obligation. The Company records deferred revenue for any customer deposits received but the model has not yet been delivered. As of December 31, 2024, and 2023, the Company had deferred revenue of $947,537 and $728,820 respectively.

Fair Value of Financial Instruments

The carrying value of the Company’s financial instruments included in current assets and current liabilities (such as cash and cash equivalents, restricted cash and cash equivalents, accounts receivable, accounts payable and accrued expenses approximate fair value due to the short-term nature of such instruments.

The inputs used to measure fair value are based on a hierarchy that prioritizes observable and unobservable inputs used in valuation techniques. These levels, in order of highest to lowest priority, are described below:

Level 1—Quoted prices (unadjusted) in active markets that are accessible at the measurement date for identical assets or liabilities.

Level 2—Observable prices that are based on inputs not quoted on active markets but corroborated by market data.

Level 3—Unobservable inputs reflecting the Company’s assumptions, consistent with reasonably available assumptions made by other market participants. These valuations require significant judgment.

Leases

On January 1, 2022, the Company adopted ASC 842, Leases, as amended, which supersedes the lease accounting guidance under Topic 840, and generally requires lessees to recognize operating and finance lease liabilities and corresponding right-of-use (ROU) assets on the balance sheet and to provide enhanced disclosures surrounding the amount, timing and uncertainty of cash flows arising from lease arrangements. The Company adopted the new guidance using a modified retrospective method. Under this method, the Company elected to apply the new accounting standard only to the most recent period presented, recognizing the cumulative effect of the accounting change, if any, as an adjustment to the beginning balance of retained earnings. Accordingly, prior periods have not been recast to reflect the new accounting standard. The cumulative effect of applying the provisions of ASC 842 had no material impact on accumulated deficit.

F-11

Modvans Inc.

Notes To The Financial Statements

For The Years Ended December 31, 2024 and 2023

The Company elected transitional practical expedients for existing leases which eliminated the requirements to reassess existing lease classification, initial direct costs, and whether contracts contain leases. Also, the Company elected to present the payments associated with short-term leases as an expense in statements of operations. Short-term leases are leases with a lease term of 12 months or less. Refer to Note 9 for the Company’s right of use asset and liability.

Loss on Damages

On December 11, 2023 a fire started in the production plant which impacted inventory and certain property and equipment. The Company evaluated the losses and recorded a loss on damages of $448,380 for the total cost of inventory and property that were unsalvageable.

ModVans has insurance policies to cover loss of vehicles, loss of revenue from business interruption and loss of inventory and fixed assets. Work has been done to clean/salvage as many vehicles, equipment, inventory assemblies and raw materials as possible. However, it is still to be determined how much in insurance settlements will be received to cover fire-damage losses and how many vehicles will be deemed unsalvageable in the future.

Loss on disposal of fixed assets

During the year ended December 31, 2024, the Company removed leasehold improvements from the production floor with a carrying value of $10,596.14. As a result of the disposal, the Company recognized a loss on disposal of $10,596.14, which has been recorded in the statement of operations for the year.

Subsequent Events

The Company considers events or transactions that occur after the balance sheets date, but prior to the issuance of the financial statements provides additional evidence relative to certain estimates or to identify matters that require additional disclosure. Subsequent events have been evaluated through May 20, 2025, which is the date the financial statements were issued.

Recently Issued and Adopted Accounting Pronouncements

In February 2019, FASB issued ASU No. 2019-02, Leases, that requires organizations that lease assets, referred to as "lessees", to recognize on the balance sheet the assets and liabilities for the rights and obligations created by those leases with lease terms of more than 12 months. ASU 2019-02 will also require disclosures to help investors and other financial statement users better understand the amount, timing, and uncertainty of cash flows arising from leases and will include qualitative and quantitative requirements. The new standard for nonpublic entities will be effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020, and early application is permitted. We are currently evaluating the effect that the updated standard will have on financial statements and related disclosures.

In June 2019, FASB amended ASU No. 2019-07, Compensation – Stock Compensation, to expand the scope of Topic 718, Compensation – Stock Compensation, to include share-based payment transactions for acquiring goods and services from nonemployees. The new standard for nonpublic entities will be effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020, and early application is permitted. We are currently evaluating the effect that the updated standard will have on financial statements and related disclosures.

F-12

Modvans Inc.

Notes To The Financial Statements

For The Years Ended December 31, 2024 and 2023

In August 2019, amendments to existing accounting guidance were issued through Accounting Standards Update 2019-15 to clarify the accounting for implementation costs for cloud computing arrangements. The amendments specify that existing guidance for capitalizing implementation costs incurred to develop or obtain internal-use software also applies to implementation costs incurred in a hosting arrangement that is a service contract. The guidance is effective for fiscal years beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021, and early application is permitted. We are currently evaluating the effect that the updated standard will have on financial statements and related disclosures.

The FASB issues ASUs to amend the authoritative literature in ASC. There have been a number of ASUs to date, including those above, that amend the original text of ASC. Management believes that those issued to date either (i) provide supplemental guidance, (ii) are technical corrections, (iii) are not applicable to us or (iv) are not expected to have a significant impact on our financial statements.

3.	PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaids and other current assets consist of the following items:

As of Year Ended December 31,	2024	2023
Prepaid Chassis	$206,736	$139,667
Security Deposit	151,506	92,754
Reservation Deposit	(98,379)	–
Prepaid Expenses and Insurance	3,048	22,337
Total Prepaids Expenses and Other Current Assets	$262,911	$254,758

Prepaid Chassis represents chassis parts purchased for vehicles that have not yet been delivered.

4.	PROPERTY AND EQUIPMENT, NET

Property and equipment consist of:

As of Year Ended December 31,	2024	2023
Laguna CNC Router	$21,792	$21,792
Demo vans	132,319	132,319
Tools and equipment	201,553	201,553
Furnitures and fixtures	38,094	38,094
Vehicles	21,925	21,925
Leasehold improvements	74,419	25,658
Computer and equipment	22,864	22,864
Property and Equipment, at Cost	512,966	464,205
Accumulated depreciation	(338,197)	(236,235)
Property and Equipment, Net	$174,769	$227,969

Depreciation expense for property and equipment for the fiscal year ended December 31, 2024 and 2023 totaled $105,600 and $105,600 respectively.

F-13

Modvans Inc.

Notes To The Financial Statements

For The Years Ended December 31, 2024 and 2023

5.	CAPITALIZATION and equity transactions

Preferred Stock

As of December 31, 2024, the Company is authorized to issue 15,000,000 shares (post-split) of Preferred Stock, $0.0001 par value. 8,500,000 shares (post-split) were designated as Series Seed Preferred Stock and 2,500,000 shares (post-split) as Series Seed Two Preferred Stock.

During the year 2023, the company issued 595,520 (post-split) Preferred shares for total proceeds of $202,987.

No issuance of preferred shares during the year 2024.

Common Stock

The Company has authorized the issuance of two classes of shares with $0.0001 par value that consists of 136,000,000 shares (post-split) of Class A Voting Common Stock and 275,000,000 (post-split) shares of Class B Non-Voting Common Stock.

As of December 31, 2024, there were 136,000,000 shares of Class A Voting Common Stock issued and outstanding.

During the year ended December 31, 2024 and 2023, the Company issued 593,605 shares (post-split) and 72,500 shares (post-split) shares of Class B Non-Voting Common Stock for proceeds of $227,869 and $29,000, respectively.

In 2023, the Company recorded stock-based compensation expense of $217,957, pertaining to the vesting of restricted shares of Class B Non-Voting Common Stock. As of December 31, 2023, all restricted shares were vested and there was no unrecognized compensation cost.

In 2023, the Company granted employees and advisors an aggregate of 5,639,750 restricted stock units (“RSUs”). The RSUs expire in 10 years and vest 6 months after an initial public offering or change in control. As no RSU vested as of December 31, 2024, there were not included in the common stock issued and outstanding and no stock-based compensation was recorded.

Rights and Preferences

Dividend rights - Holders of the Preferred Stock, in preference to the holders of the Company’s Common Stock, are entitled to receive, when and if declared by the Board of Directors, cash dividends as defined in the Articles. The dividends are payable only when declared by the Board of Directors and are non-cumulative.

Liquidation preference - Upon a liquidation event, as defined in the Articles, before any distribution or payment is made to the holders of the Company’s Common Stock, the holders of the Company’s Preferred Stock are entitled to an amount equal to the original issue price, plus all declared and unpaid dividends. Upon payment of the full liquidation preference, the remaining assets will be distributed to the holders of Common and Preferred Shares, on an as converted to Common Stock, basis.

F-14

Modvans Inc.

Notes To The Financial Statements

For The Years Ended December 31, 2024 and 2023

Conversion rights - The Preferred Stock shares are convertible, at the option of the holder, into shares of the Company’s Common Stock, based on the conversion rate, as defined in the Articles. As of December 31, 2024, the Preferred Stock was convertible into one share of Common Stock.

Voting rights - The holders of the Company’s Preferred Stock shall have one vote per share held on an as converted to Common Stock basis.

6.	DEBT

SBA Loan

The Company signed a long-term loan with Newtek on November 21, 2017 and matures in ten years. The loan is a Small Business Administration guaranteed loan in the amount of $280,000. The loan has a fluctuating rate calculated on the Prime Rate (as posted in the Wall Street Journal as of the first business day of the month in which SBA receives the application) plus 2.75%. The rate will be adjusted on a quarterly basis on the first day of each calendar quarter, beginning the first calendar quarter following the loan closing. The following is a summary of principal maturities of long-term debt during the next five years. As of December 31, 2023, The loan was fully repaid and the outstanding balance was $0.

Loan Payable

During 2022, the Company financed an equipment purchase with a loan of $86,367 at an interest rate of 7.98% p.a. As of December 31, 2024, the outstanding balance was $48,885.

As of December 31, 2024, the outstanding balance of the National Funding loan was $38,889. The loan carries an annual interest rate of 23.14%

	December 31, 2024
	Current Balance	Non Current Balance	Total
Marlin 2022-Equipment Loan	$21,002	$27,884	$48,886
National Funding Loan	38,889	–	38,889
Total	$59,891	$27,884	$87,775

7.	Income Taxes

The provision for income taxes for the year ended December 31, 2024 and December 31, 2023 consists of the following:

As of Year Ended December 31,	2024	2023
Net Operating Loss	$58,671	$(259,081)
Valuation Allowance	(58,671)	259,081
Net Provision for income tax	$–	$–

F-15

Modvans Inc.

Notes To The Financial Statements

For The Years Ended December 31, 2024 and 2023

Significant components of the Company’s deferred tax assets and liabilities at December 31, 2024, and December 31, 2023 are as follows:

As of Year Ended December 31,	2024	2023
Net Operating Loss	$(1,632,843)	$(1,904,246)
Valuation Allowance	1,632,843	1,904,246
Total Deferred Tax Asset	$–	$–

Management assesses the available positive and negative evidence to estimate if sufficient future taxable income will be generated to use the existing deferred tax assets. On the basis of this evaluation, the Company has determined that it is more likely than not that the Company will not recognize the benefits of the federal and state net deferred tax assets, and, as a result, full valuation allowance has been set against its net deferred tax assets as of December 31, 2024. The amount of the deferred tax asset to be realized could be adjusted if estimates of future taxable income during the carry-forward period are reduced or increased.

As of December 31, 2024, the Company had net operating loss (“NOL”) carryforwards of approximately $5,778,913. Utilization of some of the federal and state NOL carryforwards to reduce future income taxes will depend on the Company’s ability to generate sufficient taxable income prior to the expiration of the carryforwards. Under the provisions of the Internal Revenue Code, the NOLs and tax credit carryforwards are subject to review and possible adjustment by the IRS and state tax authorities. NOLs and tax credit carryforwards may become subject to an annual limitation in the event of certain cumulative changes in the ownership interest of significant stockholders over a three-year period in excess of 50%, as defined under Sections 382 and 383 of the Internal Revenue Code, as well as similar state provisions. This could limit the amount of tax attributes that can be utilized annually to offset future taxable income or tax liabilities. The amount of the annual limitation is determined based on the value of the Company immediately prior to the ownership change. The Company has not performed a comprehensive Section 382 study to determine any potential loss limitation with regard to the NOL carryforwards and tax credits.

The Company recognizes the impact of a tax position in the financial statements if that position is more likely than not of being sustained on a tax return upon examination by the relevant taxing authority, based on the technical merits of the position. As of December 31, 2024 and 2023, the Company had no unrecognized tax benefits.

The Company recognizes interest and penalties related to income tax matters in income tax expense. As of December 31, 2024 and 2023, the Company had no accrued interest and penalties related to uncertain tax positions.

The Company is subject to examination for its US federal and California jurisdictions for each year in which a tax return was filed.

8.	Related Party

The Company, from time-to-time borrows amounts as loans from its shareholders. The loans do not accrue any interest, are unsecured and payable on demand. As of December 31, 2024 and 2023, the outstanding balance of the shareholder loans are $976,999 and $843,672 respectively.

During the year 2022, the Company entered into a sale and leaseback transaction with the CEO for a demo van. As a result, the Company recognized a right-of-use asset and liability pertaining to the related party transaction. See Note 10.

F-16

Modvans Inc.

Notes To The Financial Statements

For The Years Ended December 31, 2024 and 2023

9.	Commitments and Contingencies

Contingencies

The Company’s operations are subject to a variety of local and state regulations. Failure to comply with one or more of those regulations could result in fines, restrictions on its operations, or losses of permits that could result in the Company ceasing operations.

Litigation and Claims

From time to time, the Company may be involved in litigation relating to claims arising out of operations in the normal course of business.

Related to the December 11, 2023 fire: Peter & Jennifer Wolf paid $80,398 in deposits for an RV to be completed on a chassis involved in the fire. They refused delivery and the company has not yet returned any portion of the deposits.  A resolution is expected near the amount of deposits. A mandatory settlement conference is scheduled for November 24, 2025, and a trial is scheduled for January 27, 2026. As of December 31, 2024 the Company has accrued liability related to this litigation case in the amount of $87,619.

Related to the December 11, 2023 fire: Michael Bartosh paid $104,357 in deposits for a nearly completed RV. He refused delivery of his RV, and the company has not yet returned any portion of the deposits. The matter is in mediation, with resolution expected near the amount of deposits. Trial is scheduled for June 29, 2026. As of December 31, 2024 the Company has accrued liability related to this litigation case in the amount of $99,257.

Related to the December 11, 2023 fire: RaceCrafters delivered custom parts to the company despite instructions not to proceed. The vendor claims it is owed $110,628. The company anticipates an out-of-court settlement for approximately the claimed amount. A trial setting conference is scheduled for June 12, 2025. As of December 31, 2024 the Company has accrued liability related to this litigation case in the amount of $84,681.

On September 30, 2024, ModVans filed a lawsuit in Los Angeles, CA against our former insurance agent and insurance companies related to claims on the former Camarillo production plant fire on December 11, 2023. ModVans' attorneys took the case on contingency, so no legal expenses are expected. ModVans expects to prevail against the defendants. Because the outcome of the case could include penalties and damages to be determined and the timeline is uncertain, no estimate of the financial impact or timing can be made.

10.	Leases

In September 2022, the Company entered into a sales-leaseback transaction with the CEO for a demo van. The lease expires in 20 years and requires monthly payments of $1,494.As such, the Company recorded a right of use asset (“ROU”) and a corresponding lease liability of $185,427.

The remaining lease term for lease as of December 31, 2024 and 2023 is 17.7 years and 18.7 years, respectively.

The discount rate for operating lease as of December 31, 2024 and 2023 is 7.5%.

F-17

Modvans Inc.

Notes To The Financial Statements

For The Years Ended December 31, 2024 and 2023

On February 16, 2024, the Company entered into a sublease agreement with Drake Anthony Company, LLC dba Pro Group Logistics for a term of 35 months, commencing on March 1, 2024. The agreement provides for a base rent of $22,935.75. In accordance with ASC 842, the Company recognized a right-of-use (“ROU”) asset and a corresponding lease liability of $533,974 at the commencement of the lease.

The remaining lease term for lease as of December 31, 2024 is 25 months.

The discount rate for operating lease as of December 31, 2024 is 7.5%

Undiscounted minimum future lease payments under non-cancellable lease is as follows:

	December 31, 2024
	Related party	Non Related party	Total
2025	$17,925	$275,229	$293,154
2026	17,925	275,229	293,154
2027	17,925	22,936	40,861
2028	17,925	–	17,925
Thereafter	244,982	–	244,982
Total undiscounted lease payments	316,683	573,394	890,077
Less: Present value discount	140,373	39,420	179,793
Total lease liability	176,310	533,974	710,284
Less: Current portion	4,983	246,284	251,267
Lease liability, net of current portion	$171,327	$287,690	$459,018

11.	going concern

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company incurred losses from operations and has accumulated deficit of $5,778,913 as of December 31, 2024 and cash of $18,968.

The Company’s ability to continue as a going concern in the next twelve months following the date the financial statements were available to be issued is dependent upon its ability to produce revenues and/or obtain financing sufficient to meet current and future obligations and deploy such to produce profitable operating results.

Management has evaluated these conditions and plans to generate revenues and raise capital as needed to satisfy its capital needs. During the next twelve months, the Company intends to fund its operations through debt and/or equity financing.

There are no assurances that management will be able to raise capital on terms acceptable to the Company. If it is unable to obtain sufficient amounts of additional capital, it may be required to reduce the scope of its planned development, which could harm its business, financial condition, and operating results. The accompanying financial statements do not include any adjustments that might result from these uncertainties.

F-18

PART III: EXHIBITS

Index to Exhibits

Exhibit No.	Exhibit Description

2.1	Certificate of Incorporation of ModVans Inc. effective August 23, 2021 (incorporated by reference to Exhibit 2.1 to Amendment No. 1 to the Offering Statement on Form 1-A filed on October 26, 2023)
2.2	Certificate of Designation of Series Seed Preferred Stock of ModVans Inc. effective September 13, 2021 (incorporated by reference to Exhibit 2.2 to Amendment No. 1 to the Offering Statement on Form 1-A filed on October 26, 2023)
2.3	Certificate of Designation of Series Seed Two Preferred Stock of ModVans Inc. effective August 5, 2022 (incorporated by reference to Exhibit 2.3 to Amendment No. 1 to the Offering Statement on Form 1-A filed on October 26, 2023)
2.4	Certificate of Amendment to the Certificate of Incorporation of ModVans Inc. effective September 13, 2023 (incorporated by reference to Exhibit 2.4 to Amendment No. 1 to the Offering Statement on Form 1-A filed on October 26, 2023)
2.5	Bylaws of ModVans Inc. effective August 23, 2021 (incorporated by reference to Exhibit 2.5 to the Offering Statement on Form 1-A filed on September 21, 2023)
2.6	Certificate of Amendment to the Certificate of Incorporation of ModVans Inc. effective October 25, 2023 (incorporated by reference to Exhibit 2.6 to the Amendment No. 1 to the Offering Statement on Form 1-A filed on October 26, 2023)
4.1	Form of Subscription Agreement *
6.1	Equipment Finance Agreement with Marlin Capital Solutions dated June 27, 2019 (incorporated by reference to Exhibit 6.1 to the Offering Statement on Form 1-A filed on September 21, 2023)
6.2	Equipment Finance Agreement with Marlin Capital Solutions dated August 11, 2022 (incorporated by reference to Exhibit 6.2 to the Offering Statement on Form 1-A filed on September 21, 2023)
6.3	Sublease for a Single Sublessee for premises located at 665 Spice Island Drive, Suite 102, Sparks, NV (incorporated by reference to Exhibit 6.3 to the Annual Report on Form 1-K filed on May 6, 2024)
6.4	Ford Drop Ship Program Agreement E-Signed June 20, 2024 *
11.1	Consent of SetApart Accountancy Corp. *
12.1	Legality Opinion *

 *Filed herewith.

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sparks, State of Nevada, on May 22, 2025.

ModVans Inc.

By:           /s/ Peter J. Tezza II

Peter J. Tezza II, Chief Executive Officer

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

                     /s/ Peter J. Tezza II

Peter J. Tezza II, Director and Chief Executive Officer

(principal executive officer)

May 22, 2025

                  /s/ Laura L. Tezza

Laura L. Tezza, Director and Chief Operating Officer

(principal financial and accounting officer)

May 22, 2025